UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

ZYMOGENETICS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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May 5, 2008

Dear Shareholder:

I am pleased to invite you to the ZymoGenetics, Inc. 2008 Annual Meeting of Shareholders. The Annual Meeting will be held at 8:00 a.m. on Wednesday, June 18, 2008, at our headquarters, which are located at 1201 Eastlake Avenue East, Seattle, Washington 98102.

At the Annual Meeting, we will ask you to:

•	elect three directors to hold office until the 2011 Annual Meeting of Shareholders;

•	ratify the appointment of PricewaterhouseCoopers LLP, independent registered public accountants, to act as our independent auditors for fiscal year 2008; and

•	transact any other business properly presented at the Annual Meeting.

In addition, you will have the opportunity to hear what has happened in our business in the past year and to ask questions. You will find other detailed information about ZymoGenetics, Inc. and our operations, including our audited financial statements, in the enclosed 2007 Annual Report to Shareholders.

We hope you can join us on June 18th . Whether or not you can attend, please read the enclosed Proxy Statement. When you have done so, please mark your votes on the enclosed proxy card, sign and date the proxy card, and return it to us in the enclosed postage prepaid envelope. Your vote is important, so please return your proxy card promptly.

Sincerely,

Bruce L.A. Carter, Ph.D.
Chief Executive Officer and Chairman of the Board

ZYMOGENETICS, INC.

1201 Eastlake Avenue East

Seattle, Washington 98102

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Wednesday, June 18, 2008

May 5, 2008

Dear Shareholder:

On Wednesday, June 18, 2008, ZymoGenetics, Inc. will hold its 2008 Annual Meeting of Shareholders at our headquarters, which are located at 1201 Eastlake Avenue East, Seattle, Washington 98102. The Annual Meeting will begin at 8:00 a.m. Only shareholders owning common stock at the close of business on April 11, 2008 can vote at the Annual Meeting or any adjournments that may take place.

At the Annual Meeting, we will ask you to:

•	elect three directors to hold office until the 2011 Annual Meeting of Shareholders;

•	ratify the appointment of PricewaterhouseCoopers LLP, independent registered public accountants, to act as our independent auditors for fiscal year 2008; and

•	transact any other business properly presented at the Annual Meeting.

The Board of Directors recommends that you vote in favor of the proposals outlined in the Proxy Statement.

At the Annual Meeting, we will also report on the business results of ZymoGenetics, Inc. and other matters of interest to shareholders.

To ensure your representation at the Annual Meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage prepaid envelope. Your stock will be voted in accordance with the instructions you give on your proxy card. You may, of course, attend the Annual Meeting and vote in person even if you have previously returned your proxy card. Please note that attendance at the Annual Meeting will be limited to shareholders as of the record date, or their authorized representatives, and guests of ZymoGenetics, Inc.

The approximate date of mailing for the Proxy Statement and accompanying proxy card is May 5, 2008.

By Order of the Board of Directors,

Bruce L.A. Carter, Ph.D.

Chief Executive Officer

and Chairman of the Board

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders

to be Held on June 18, 2008.

This Proxy Statement, a Form of Proxy and the 2007 Annual Report to Shareholders

are available at: http://bnymellon.mobular.net/bnymellon/zgen

ZYMOGENETICS, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The Board of Directors of ZymoGenetics, Inc. (“ZymoGenetics”) is sending you this Proxy Statement in connection with its solicitation of proxies for use at the ZymoGenetics 2008 Annual Meeting of Shareholders. The Annual Meeting will be held at 8:00 a.m. on Wednesday, June 18, 2008, at our headquarters, which are located at 1201 Eastlake Avenue East, Seattle, Washington 98102. ZymoGenetics intends to give or mail to shareholders definitive copies of this Proxy Statement and accompanying proxy card and Annual Report to shareholders on or about May 5, 2008.

Record Date and Outstanding Shares

Only those shareholders owning common stock of ZymoGenetics at the close of business on the record date for the Annual Meeting may vote. The record date for the Annual Meeting is April 11, 2008. As of the record date, there were approximately 68.7 million issued and outstanding shares of common stock.

Quorum

A quorum for the Annual Meeting is a majority of the votes entitled to be cast on a matter by holders of shares of common stock entitled to vote, and present, whether in person or by proxy, at the Annual Meeting.

Revocability of Proxies

If you give your proxy card to ZymoGenetics, you have the power to revoke it at any time before it is exercised. Your proxy card may be revoked by:

•	notifying the Secretary of ZymoGenetics in writing before the Annual Meeting;

•	delivering to the Secretary of ZymoGenetics before the Annual Meeting a signed proxy card with a later date; or

•	attending the Annual Meeting and voting in person.

Voting

You are entitled to one vote for each share of common stock you hold. For the election of directors, the three directors who receive the greatest number of affirmative votes cast by holders of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting will be elected to the Board of Directors. You are not entitled to cumulate votes in the election of directors. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for fiscal year 2008 will be adopted if the number of votes cast in favor of the proposal by holders of common shares entitled to vote exceeds the number of votes cast against the proposal at the Annual Meeting.

If your shares are represented by proxy, they will be voted in accordance with your directions. If your proxy is signed and returned without any direction given, your shares will be voted in accordance with our recommendations. ZymoGenetics is not aware, as of the date of this Proxy Statement, of any matters to be voted on at the Annual Meeting other than as stated in this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy card gives discretionary authority to the persons named in it to vote the shares.

Abstentions from voting and “broker nonvotes” (i.e., shares held by a broker or nominee that are represented at the Annual Meeting but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining a quorum at the Annual Meeting.

For the election of directors, the director nominees receiving the greatest number of votes, up to the number of directors to be elected, shall be elected, and accordingly abstentions will have no effect on the election of directors because they will not represent votes cast at the Annual Meeting. There will be no broker nonvotes on the election of directors because brokers who hold shares for the accounts of their clients have discretionary authority to vote such shares on this matter.

With regard to the proposal to approve the ratification of the appointment of our independent auditors, abstentions on this proposal will have no impact on the outcome because an abstention does not constitute a vote cast in favor of or against the proposal. In addition, there will be no broker nonvotes on this proposal because brokers who hold shares for the accounts of their clients have discretionary authority to vote such shares on this matter.

Attendance at the Annual Meeting

If you own shares on the record date, you may attend the Annual Meeting and vote in person, regardless of whether you have previously voted on a proxy card. If you own shares through a bank or brokerage account, you may attend the Annual Meeting, but you must bring account statements or letters from the bank or brokerage firm showing that you owned ZymoGenetics’ common stock as of April 11, 2008, the record date. In addition, if you own shares through a bank or brokerage account, to vote your shares in person at the Annual Meeting, you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares. You should contact your account representative to learn how to obtain a legal proxy.

Solicitation of Proxies

Proxies may be solicited by certain of ZymoGenetics’ directors, officers and regular employees, without payment of any additional compensation to them. Proxies may be solicited by personal interview, mail, electronic mail or telephone. Any costs relating to such solicitation of proxies will be borne by ZymoGenetics. In addition, ZymoGenetics may reimburse banks, brokerage firms and other persons representing beneficial owners of shares of common stock for their expenses in forwarding proxy materials to such beneficial owners.

PROPOSAL 1: ELECTION OF DIRECTORS

In accordance with the bylaws of ZymoGenetics, the Board of Directors has fixed the number of directors constituting the Board at nine. The Board is divided into three classes, with one class of directors elected to a three-year term at each annual meeting of shareholders. At the 2008 Annual Meeting of Shareholders, three directors will be elected to hold office until the 2011 Annual Meeting of Shareholders, or, in each case, until his or her respective successor is elected and qualified.

The Board has nominated Judith A. Hemberger, Jonathan S. Leff and Lars Rebien Sørensen as nominees for election to the Board to hold office until the 2011 Annual Meeting of Shareholders. Unless otherwise instructed, persons named in the accompanying proxy card will vote for these nominees. Although ZymoGenetics anticipates that these nominees will be available to serve as directors, should any of them not accept the nomination, or otherwise be unable to serve, the proxies will have discretionary authority to vote for a substitute nominee.

The Board of Directors recommends a vote “FOR” approval of this proposal.

Nominees to the class of directors whose term will expire at the 2011 Annual Meeting

Judith A. Hemberger, Ph.D., age 60, has served as one of our directors since March 2006. Dr. Hemberger serves as an advisor to Nomura Phase 4 Ventures, a venture capital firm. Dr. Hemberger was from October 2006 until September of 2007 the interim Chief Executive Officer of Zosano PharmaTM, Inc. (formerly Macroflux Corporation), a pharmaceutical company. Dr. Hemberger was a founder of Pharmion Corporation, a pharmaceutical company, and served as its Executive Vice President and Chief Operating Officer and a member of its board of directors from its inception in 2000 until her retirement in April 2006. From 1997 to 1999, she worked as a consultant to various health care companies. During this period, she also served as Senior Vice President of Business Development at AVAX Technologies, Inc., a vaccine technology company. From 1979 to 1997, Dr. Hemberger worked in various capacities at Marion Laboratories, a pharmaceutical company, and its successor companies Marion Merrell Dow and Hoechst Marion Roussel, where she led a number of strategic functions, including Professional Education, Global Regulatory Affairs, Global Medical Affairs and Commercial Development. Her final role at Hoechst Marion Roussel was Senior Vice President of Global Drug Regulatory Affairs. Dr. Hemberger currently serves on the board of directors of Renovis, Inc., Chroma Therapeutics Limited, Atani, Ltd., HealthSharesTM , Inc. and Zosano PharmaTM, Inc. Dr. Hemberger received a B.S. in biology and chemistry from Mount St. Scholastica College (Benedictine College), a Ph.D. in Pharmacology from the University of Missouri and an M.B.A from Rockhurst College.

Jonathan S. Leff, age 39, has served as one of our directors since November 2000. Since January 2000, Mr. Leff has served as a General Partner of Warburg, Pincus & Co., which is the Managing Partner of Warburg Pincus LLC, and as a Member and Managing Director of Warburg Pincus LLC, a private equity investment firm. From January 1999 to December 1999, Mr. Leff served as a Vice President of Warburg Pincus LLC and served as an Associate from July 1996 to December 1998. Mr. Leff currently serves as a director of Allos Therapeutics, Inc., Altus Pharmaceuticals Inc., Inspire Pharmaceuticals, Inc., InterMune, Inc., Neurogen Corporation and Sunesis Pharmaceuticals, Inc. Mr. Leff received a B.A. in Government from Harvard College and an M.B.A. from Stanford University.

Lars Rebien Sørensen, age 53, has served as one of our directors since January 1996. Mr. Sørensen has served as President and Chief Executive Officer of Novo Nordisk A/S since November 2000. From 1994 to November 2000, he was a member of Corporate Management at Novo Nordisk A/S. From 1989 to 1994, he served as President, International Operations of the Bioindustrial Group of Novo Nordisk A/S. Mr. Sørensen joined the Enzymes Marketing Department of Novo Nordisk A/S in 1982. He currently serves as a director of Bertelsmann AG, a worldwide media company based in Germany and Dong Energy A/S, a Danish energy company. Mr. Sørensen received a B.Sc. in International Economics from the Copenhagen Business School and an M.A. in Forestry from the Royal Danish Veterinary and Agricultural University.

Continuing directors with terms ending in 2010

Bruce L.A. Carter, Ph.D., age 64, has served as our Chairman of the Board since April 2005, Chief Executive Officer since April 1998 and a director since 1987, and served as our President from April 1998 until July 2007. From 1994 to April 2000, Dr. Carter was Corporate Executive Vice President and Chief Scientific Officer for Novo Nordisk A/S. In addition, from 1994 to December 1998, Dr. Carter served as Chairman of the Board of ZymoGenetics and, from 1988 to 1994, served as our President. He joined ZymoGenetics in 1986 as Vice President of Research and Development. From 1982 to 1986, Dr. Carter held various positions at G.D. Searle & Co., Ltd., a British pharmaceutical company, including Head, Molecular Genetics. From 1975 to 1982, he was a Lecturer at Trinity College, University of Dublin. Dr. Carter currently serves on the board of directors of QLT Inc. and Renovis, Inc. Dr. Carter received a B.Sc. with Honors in Botany from the University of Nottingham and a Ph.D. in Microbiology from Queen Elizabeth College, University of London.

James A. Harper, age 60, has served as one of our directors since July 2004. Mr. Harper retired from Eli Lilly and Company, a pharmaceutical company, in July 2004 after 30 years of service. Most recently, from January 2001 to his retirement, Mr. Harper served as Group Vice President and Chief Marketing Officer of Eli Lilly. From July 1994 to January 2001, he served as President, Diabetes and Growth Disorders. He also served as President and Chief Executive Officer of Advanced Cardiovascular Systems, Inc., a medical device company that was a wholly owned subsidiary of Eli Lilly, from 1991 to 1993. Mr. Harper currently serves as a director of

Corcept Therapeutics, Inc., Anesiva, Inc. and Phenomix Corporation. Mr. Harper also serves as an advisor to Nomura Phase 4 Ventures. Mr. Harper received a B.A. in Biology from Vanderbilt University and an M.B.A. from the Wharton School, University of Pennsylvania.

Edward E. Penhoet, Ph.D., age 67, has served as one of our directors since May 2000 and our lead independent director since June 2005. Dr. Penhoet serves as a director of the Alta Biopharma Funds II, III and VIII at Alta Partners, a venture capital firm. From September 2004 to January 2008, Dr. Penhoet served as President of the Gordon and Betty Moore Foundation. From July 2002 to September 2004, he served as its Chief Program Officer, Science and Higher Education. He served as Dean of the School of Public Health at the University of California, Berkeley from July 1998 to July 2002. From May 1998 to February 2001, Dr. Penhoet served as Vice Chairman of the Board of Chiron Corporation, a biotechnology company, which he co-founded in 1981. From 1981 to May 1998, he served as President, Chief Executive Officer and a director of Chiron. From 1971 to 1981, he was a faculty member in the Department of Biochemistry at the University of California, Berkeley. Dr. Penhoet is a member of the Institute of Medicine of the National Academy of Sciences and currently serves as a director of Renovis, Inc., IDM Pharma, Inc. and several privately held companies. In December 2004, Dr. Penhoet was appointed Vice Chair of the Independent Citizen’s Oversight Committee of the California Institute of Regenerative Medicine. Dr. Penhoet received a B.A. in Biology from Stanford University and a Ph.D. in Biochemistry from the University of Washington.

Continuing directors with terms ending in 2009

David I. Hirsh, Ph.D., age 69, has served as one of our directors since November 2000. Dr. Hirsh has served as the Executive Vice President for Research at Columbia University since September 2003. From 1990 to September 2003, he was the Robert Wood Johnson, Jr. Professor and Chairman of the Department of Biochemistry and Molecular Biophysics at the College of Physicians and Surgeons of Columbia University. From 1984 to 1990, he served as Executive Vice President of Research at Synergen, Inc., a biotechnology company. From 1971 to 1985, he served as a Professor at the University of Colorado. Dr. Hirsh received a B.A. in Biology from Reed College and a Ph.D. in Biochemistry from Rockefeller University.

David H. MacCallum, age 70, has served as one of our directors since April 2005. Since 2002, Mr. MacCallum has served as the Managing Partner of Outer Islands Capital, a hedge fund specializing in health care investments. From June 1999 to November 2001, he was Global Head of Health Care Investment Banking for Salomon Smith Barney, an investment banking firm and division of Citigroup Inc. From April 1998 to June 1999, he was Executive Vice President and Head of the Health Care Group at ING Barings Furman Selz LLC, an investment banking firm and subsidiary of ING Group, a Dutch financial institution. Before joining ING Barings Furman Selz, Mr. MacCallum formed the Life Sciences Group at UBS Securities LLC, an investment banking firm, where he was Managing Director and Global Head of Life Sciences from May 1994 to April 1998. Before joining UBS Securities LLC, he founded the health care practice at Hambrecht & Quist, an investment banking firm, where he was Head of Health Care and Co-Head of Investment Banking. Mr. MacCallum currently serves as a director of MannKind Corporation, Vital Signs, Inc. and several privately held companies. Mr. MacCallum received an A.B. from Brown University and an M.B.A. from New York University. He is a chartered financial analyst.

Kurt Anker Nielsen, age 62, has served as one of our directors since June 1997. From December 2000 to his retirement in September 2003, Mr. Nielsen served as Co-Chief Executive Officer of Novo A/S, an investment company. From 1996 to December 2000, he served as Deputy Chief Executive Officer of Novo Nordisk A/S, a health care company. Mr. Nielsen held numerous positions at Novo Nordisk A/S since joining the company in 1974. From 1989 to December 2000, he served as its Chief Financial Officer; from 1985 to 1989, as Executive Vice President of Corporate Finance; from 1984 to 1985, as Vice President of Corporate Planning and Communications; and from 1977 to 1984, as Head of the Corporate Planning Department. From 1973 to 1974, Mr. Nielsen served as a management consultant at Booz, Allen and Hamilton of Scandinavia, a management consulting firm. From 1972 to 1973, he served as a business economist at Carlsberg A/S, a Danish brewing company. Mr. Nielsen currently serves as a director of LifeCycle Pharma A/S, StatoilHydro ASA, Novo Nordisk Foundation, Novo Nordisk A/S, Novozymes A/S and Reliance A/S. Mr. Nielsen received a B.A. in Economics and an M.A. in Commerce from the Copenhagen Business School.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS OF ZYMOGENETICS

The audit committee of the Board of Directors selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to act as independent auditors of ZymoGenetics for fiscal year 2008. PricewaterhouseCoopers LLP have been our auditors since 1988. Under current rules of the Securities and Exchange Commission (the “Commission”), as well as the charter of the audit committee, the audit committee is required to be directly responsible for the appointment, compensation, and oversight of our independent auditors. Therefore, the selection of our independent auditors is within the sole discretion of the audit committee. However, the Board considers the appointment of the independent auditors to be an important matter of shareholder concern and is submitting the appointment of PricewaterhouseCoopers LLP for ratification by the shareholders as a matter of good corporate practice.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, with the opportunity to make a statement, if the representative so desires, and is expected to be available to respond to appropriate questions from shareholders. In the event that the ratification of the appointment of PricewaterhouseCoopers LLP is not approved by a majority of the votes cast, the selection of other auditors will be considered by the audit committee.

The Board of Directors recommends a vote “FOR” approval of this proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 31, 2008 certain information regarding the beneficial ownership of our common stock by:

•	each person known by ZymoGenetics to beneficially own 5% or more of our common stock;

•	each director of ZymoGenetics;

•	each director nominee;

•	each executive officer for whom compensation information is given in the Summary Compensation Table in this Proxy Statement; and

•	all directors and executive officers of ZymoGenetics as a group.

Beneficial Owner	Outstanding Shares Beneficially Owned (1)	Percent of Class (2)
Novo Nordisk Biotech Holdings, Inc. (3) 100 College Road West Princeton, NJ 08540	21,759,861	31.7%
Warburg, Pincus Equity Partners, L.P. (4) 466 Lexington Avenue New York, NY 10017	9,387,559	13.7
Wellington Management Company, LLP (5) 75 State Street Boston, MA 02109	6,972,752	10.2
Ridgeback Capital Management, LLC (6) 430 Park Avenue, 12th Floor New York, NY 10022	5,195,000	7.6
BB Biotech AG (7) Vodergasse 3 Switzerland Schaffhausen V8 CH-8300	3,800,000	5.5
Bruce L.A. Carter, Ph.D. (8)	1,470,313	2.1
James A. Harper (9)	39,000	*
Judith A. Hemberger, Ph.D. (10)	20,000	*
David I. Hirsh, Ph.D. (11)	71,555	*
Jonathan S. Leff (12)	9,430,214	13.7
David H. MacCallum (13)	37,500	*
Kurt Anker Nielsen (14)	45,655	*
Edward E. Penhoet, Ph.D. (10)	186,655	*
Lars Rebien Sørensen (15)	21,802,516	31.7
Michael J. Dwyer (16)	93,975	*
James A. Johnson (17)	398,905	*
Nicole Onetto, M.D. (18)	142,475	*
Douglas E. Williams, Ph.D. (19)	312,023	*
Directors and executive officers as a group (16 persons) (20)	34,490,033	48.0

*	Less than 1% of the outstanding shares of common stock.

(1)	Beneficial ownership is determined in accordance with rules of the Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person.

(2)	Based on a total of 68,677,056 shares of common stock outstanding as of March 31, 2008.

(3)	The amount shown includes 866,541 shares held by Novo A/S. Novo A/S is the controlling shareholder of Novo Nordisk A/S and Novo Nordisk A/S is the parent company of Novo Nordisk of North America, Inc., which is the parent company of Novo Nordisk, Inc., of which Novo Nordisk Biotech Holdings, Inc. is a wholly owned subsidiary.

(4)	The information provided in this footnote is based on information contained in a Schedule 13D filed with the Commission on March 11, 2008 by a “group” (as such term is defined within the meaning of Rule 13d-1 of the Exchange Act) consisting of: Warburg, Pincus Equity Partners, L.P. (“WPEP”), Warburg Pincus & Co. (“WP”), Warburg Pincus LLC (“WP LLC”), Warburg Pincus Partners, LLC (“WPP LLC”), Charles R. Kaye (“Kaye”), and Joseph P. Landy (“Landy” and collectively with the other members of this “group”, the “Warburg Entities”). WPEP, WP, WP LLC, WPP LLC, Kaye, and Landy have shared voting and dispositive power with respect to the referenced shares. Each of WP, WP LLC, WPP LLC, Kaye, and Landy disclaims beneficial ownership of the referenced shares.

(5)	The information provided in this footnote is based on information contained in a Schedule 13G, as amended, filed with the Commission on February 11, 2008 by Wellington Management Company, LLP (“WMC”). WMC in its capacity as investment advisor, holds shared voting power with respect to 6,110,742 of the referenced shares and shared dispositive power with respect to 6,940,952 of the referenced shares.

(6)	The information provided in this footnote is based on information contained in a Schedule 13G filed with the Commission on January 18, 2008 by Ridgeback Capital Investments L.P. (“RCILP”), Ridgeback Capital Investments Ltd. (“RCI”), Ridgeback Capital Management LLC (“RCM”), and Wayne Holman “Holman”). RCILP, RCI, RCM, and Holman have shared voting and dispositive power with respect to the referenced shares. Each of RCI, RCM, and Holman disclaims beneficial ownership of the referenced shares, except to the extent of any pecuniary interest therein.

(7)	The information provided in this footnote is based on information contained in a Schedule 13G, as amended, filed with the Commission on January 31, 2008 by BB Biotech AG (“BBB”) and Biotech Target N.V. (“BT”). BBB and BT have shared voting and dispositive power with respect to the referenced shares.

(8)	The amount shown includes 1,312,164 shares subject to options exercisable within 60 days of March 31, 2008.

(9)	The amount shown includes 35,000 shares subject to options exercisable within 60 days of March 31, 2008.

(10)	The amount shown represents shares subject to options exercisable within 60 days of March 31, 2008.

(11)	David I. Hirsh, Ph.D. is a director designee of the Warburg Entities. The amount shown includes 42,655 shares subject to options exercisable within 60 days of March 31, 2008. The designation of directors is described later in this proxy statement under the heading “Corporate Governance – Voting Agreement regarding Directors.”

(12)	Jonathan S. Leff, is a director designee of the Warburg Entities, is a general partner of WP and a managing director and member of WP LLC. Mr. Leff may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares held by the Warburg Entities. 9,387,559 of the referenced shares are included because of Mr. Leff’s affiliation with the Warburg Entities. Mr. Leff disclaims beneficial ownership of all shares owned by the Warburg Entities except to the extent of his proportionate ownership of the Warburg Entities, if any. The amount shown also includes 42,655 shares subject to options exercisable within 60 days of March 31, 2008.

(13)	The amount shown includes 27,500 shares subject to options exercisable within 60 days of March 31, 2008.

(14)	Kurt Anker Nielsen is a director designee of Novo Nordisk A/S. The amount shown includes 42,655 shares subject to options exercisable within 60 days of March 31, 2008.

(15)	Lars Rebien Sørensen, a director designee of Novo Nordisk A/S, is the President and Chief Executive Officer of Novo Nordisk A/S and may be deemed to have shared voting and investment power with respect to the shares held by Novo A/S and Novo Nordisk Biotech Holdings, Inc. (the “Novo Entities”). Mr. Sørensen disclaims beneficial ownership of the shares held by Novo Entities. The amount shown also includes 42,655 shares subject to options exercisable within 60 days of March 31, 2008.

(16)	The amount shown includes 93,875 shares subject to options exercisable within 60 days of March 31, 2008.

(17)	The amount shown includes 372,886 shares subject to options exercisable within 60 days of March 31, 2008.

(18)	The amount shown includes 142,375 shares subject to options exercisable within 60 days of March 31, 2008.

(19)	The amount shown includes 307,423 shares subject to options exercisable within 60 days of March 31, 2008.

(20)	The amount shown includes 3,107,445 shares subject to options exercisable within 60 days of March 31, 2008.

EXECUTIVE OFFICERS

The following persons were the executive officers of ZymoGenetics as of March 31, 2008 and are expected to be re-elected at the meeting of the Board of Directors to be held on June 18, 2008.

Name	Age	Positions and Offices with ZymoGenetics	Officer Since
Bruce L.A. Carter, Ph.D.	64	Chief Executive Officer and Chairman of the Board	1998
Douglas E. Williams, Ph.D.	50	President and Chief Scientific Officer	2004
Michael J. Dwyer	52	Senior Vice President, Sales and Marketing	2006
Darren R. Hamby	42	Senior Vice President, Human Resources	2007
Vaughn B. Himes, Ph.D.	47	Senior Vice President, Technical Operations	2006
James A. Johnson	51	Executive Vice President, Chief Financial Officer and Treasurer	2001
Nicole Onetto, M.D.	55	Senior Vice President and Chief Medical Officer	2005
Suzanne M. Shema	50	Senior Vice President, General Counsel and Secretary	2001

For a biographical summary of Dr. Carter, see “ELECTION OF DIRECTORS.”

Douglas E. Williams, Ph.D. began serving as our President and Chief Scientific Officer since July 2007. Previously, Dr. Williams served as our Executive Vice President, Research and Development and Chief Scientific Officer from November 2004 to July 2007. From September 2003 to September 2004, Dr. Williams served as Chief Scientific Officer and Executive Vice President, Research and Development of Seattle Genetics, Inc., a biotechnology company. From October 2002 to July 2003, he was Head of Health and Strategic Development of Genesis Research & Development Corporation, LTD, a New Zealand biotechnology company. From July 2002 to October 2002, Dr. Williams served as Senior Vice President and Washington Site Leader of Amgen, Inc., a biotechnology company. From October 1999 to July 2002, he served as Executive Vice President and Chief Technology Officer at Immunex Corporation, a biotechnology company that was acquired by Amgen in 2002, and served as Senior Vice President of Discovery Research at Immunex from October 1994 to October 1999. Dr. Williams serves as a director of Anadys Pharmaceuticals, Inc., Array BioPharma Inc. and Aerovance, Inc. Dr. Williams also serves on the scientific advisory board of Symphony Capital. Dr. Williams received a B.S. (magna cum laude) in Biological Sciences from the University of Massachusetts, Lowell and a Ph.D. in Physiology from the State University of New York at Buffalo, Roswell Park Cancer Institute Division.

Michael J. Dwyer began serving as our Senior Vice President, Sales and Marketing in May 2006. From March 2003 to October 2005, Mr. Dwyer served as Vice President, Diabetes Sales, Managed Care and Government Accounts for Novo Nordisk, Inc. From January 2001 to March 2003, Mr. Dwyer was Senior Director, BioPharmaceutical Sales for Novo Nordisk, Inc. From November 1999 to January 2001, Mr. Dwyer was Senior Director, BioPharmaceutical Sales and Marketing for Novo Nordisk, Inc. From 1993 to 1999, Mr. Dwyer served as Vice President, Marketing and Materials Management, for Caremark Therapeutic Services, a specialty health care company. From 1977 to 1993, Mr. Dwyer held various positions in Sales, Business Development and Marketing at Bayer/Miles, Pharmaceutical Division, Biological Products and in Sales at Cutter Biological, a division of Miles Inc. Mr. Dwyer holds an M.B.A. from Pepperdine University and a B.S. from University of Dayton.

Darren R. Hamby began serving as our Senior Vice President, Human Resources in July 2007. Previously, Mr. Hamby served as our Vice President, Human Resources from August 2004 to June 2007, Senior Director, Human Resources from September 2002 to July 2004, and Director, Human Resources from July 2000 to August 2002. Mr. Hamby joined ZymoGenetics in September 1997 to manage compensation and employee benefit programs. From 1987 to 1997, Mr. Hamby held human resources positions of increasing responsibility with the Federal Home Loan Bank of Seattle. Mr. Hamby received a Bachelor of Business Administration degree, with an emphasis in human resources management, and an M.B.A. from Pacific Lutheran University.

Vaughn B. Himes, Ph.D. began serving as our Senior Vice President, Technical Operations in May 2006. Previously, Dr. Himes served as our Vice President, Commercial Manufacturing from November 2005 to May 2006.

From March 2003 to November 2005, he served as Vice President, Worldwide Manufacturing Operations at Corixa Corporation, a biotechnology company. From September 2000 to March 2003, he served as Vice President, Manufacturing Operations at Targeted Genetics Corporation, a biotechnology company. From 1999 to 2000, he served as Vice President, Product Development for Genovo, Inc., a biotechnology company acquired by Targeted Genetics Corporation. From 1989 to 1999, Dr. Himes held various positions at Wyeth-Lederle Vaccines, a business unit of Wyeth-Ayerst Laboratories, which was a division of American Home Products (now Wyeth). Dr. Himes holds a B.A. in Chemistry from Pomona College and a Ph.D. in Chemical Engineering from University of Minnesota.

James A. Johnson has served as our Executive Vice President, Chief Financial Officer and Treasurer since July 2007. Previously, Mr. Johnson served as our Senior Vice President, Chief Financial Officer and Treasurer from February 2001 to July 2007. From 1994 to February 2001, Mr. Johnson served as Chief Financial Officer, Treasurer and Secretary at Targeted Genetics Corporation, a biotechnology company. From January 1999 to February 2001, he also served as Senior Vice President, Finance and Administration at Targeted Genetics and, from 1994 to January 1999, he served as its Vice President, Finance. From 1990 to 1994, Mr. Johnson served as Vice President, Finance and, from 1988 to 1990, as Director of Finance at Immunex Corporation, a biopharmaceutical company. Mr. Johnson received a B.A. in Business Administration from the University of Washington.

Nicole Onetto, M.D. has served as our Senior Vice President and Chief Medical Officer since September 2005. From May 2003 to May 2005, Dr. Onetto served as Executive Vice President and Chief Medical Officer of OSI Pharmaceuticals, Inc., a biotechnology company, and from January 2002 to May 2003 as its Executive Vice President, Oncology. During her time at OSI Pharmaceuticals, Inc., Dr. Onetto lead the development and successful filing of Tarceva® for the treatment of lung cancer and pancreatic cancer. Dr. Onetto served as Senior Vice President, Medical Affairs for Gilead Sciences, Inc., a biotechnology company, from November 2000 to December 2001, and Vice President, Medical Affairs from July 1999 to November 2000. Prior to the merger of NeXstar Pharmaceuticals, Inc. and Gilead, Dr. Onetto served as Vice President, Medical Affairs of NeXstar from 1997 to 1999. From 1995 to 1997, she served as Senior Director Medical Affairs for the European oncology division of Bristol-Myers Squibb Company, a pharmaceutical company. During her European assignment at Bristol-Myers Squibb, she was responsible for the coordination of all European clinical trials from Phase 1 to Phase 4 for all oncology products developed and marketed by Bristol-Myers Squibb. From 1991 to 1995, Dr. Onetto was Director, Clinical Cancer Research for Bristol-Myers Squibb based in the United States, and she was the International Project Leader for Taxol®. She was responsible for the filing of the initial new drug application (“NDA”) for Taxol and several supplemental NDAs. Before joining Bristol-Myers Squibb, she held positions at Immunex and Hoechst Canada, Inc. Dr. Onetto currently serves as a director of Immunogen, Inc. Dr. Onetto received a B.Sc. from the University of Paris, an M.Sc. in Pharmacology from the University of Montreal and an M.D. from the University of Paris, and is qualified in pediatrics and hematology/oncology.

Suzanne M. Shema has served as our Senior Vice President, General Counsel and Secretary since February 2006. Previously, Ms. Shema served as our Senior Vice President, Intellectual Property and Legal Affairs and Secretary from June 2004 to February 2006, Senior Vice President, Intellectual Property and Legal Affairs from April 2003 to June 2004, Vice President, Intellectual Property and Legal Affairs from December 2001 to April 2003 and as Senior Director, Intellectual Property from May 2001 to December 2001. From February 2000 to May 2001, Ms. Shema served as General Counsel at aQuantive, Inc., an Internet advertising company. From July 1998 to February 2000, Ms. Shema served as Corporate Counsel at ZymoGenetics. From 1991 to March 1998, she served as Associate General Counsel at Research Corporation Technologies, Inc., a technology management company. From 1989 to 1991, Ms. Shema served as Associate General Counsel at NeoRx Corporation, a biotechnology company. From 1985 to 1988, she served as an associate at the law firm of Seed and Berry. Ms. Shema received a B.S. in Chemistry from the University of Texas, an M.S. in Chemistry from the University of Washington and a J.D. from the University of Washington School of Law.

EXECUTIVE COMPENSATION

The following is a discussion and analysis of our executive compensation program and describes the compensation earned in 2007 by each of the named executive officers identified in the Summary Compensation Table below.

Compensation Discussion and Analysis

Objectives and Components

The objectives of our executive compensation program are to:

•	attract qualified, experienced executive personnel capable of leading our company to the achievement of our business objectives;

•	retain and motivate executives to achieve superior performance;

•	link individual compensation to individual and company performance; and

•	align executives’ financial interests with those of our shareholders.

The components of our executive compensation program are:

•	base salaries;

•	annual incentives in the form of cash bonuses; and

•	long-term incentives in the form of stock option grants.

Total Compensation

Our executive compensation program has been designed to encourage and reward performance that we believe will increase our intrinsic value over the long-term. Until recently, we had no product sales and our commercial operations were limited. Accordingly, we believe that advancement of our product development programs toward approval and commercialization has represented the best way to build value for shareholders. With sales of RECOTHROM™ recombinant thrombin becoming important to the company’s performance in 2008, we will increase the emphasis on commercial accomplishments.

We have included three components in our compensation structure, namely base salaries, cash bonuses and stock option grants, to be competitive with other companies in our industry. We would be unusual if we were not to offer all three of these components. Not only is it important for recruiting executives, it is also important for retaining them.

We have never viewed the total value of the three components as the appropriate amount for benchmarking with other companies. For companies like ours, without an established commercial business, stock options are highly speculative. Unless we are able to gain approval for additional products and ultimately generate sales and potential profits, these stock options are unlikely to have substantial value over the long-term. We believe that stock options must be viewed and benchmarked independently from the two elements of cash compensation. Accordingly, we make no decisions regarding allocation of total compensation between cash and non-cash; we benchmark each separately and set each at levels we believe will be competitive.

Determining Executive Compensation

The compensation committee of our board of directors is responsible for implementing our executive pay philosophy, evaluating compensation against the market and our pay philosophy, and approving the material terms of executive compensation arrangements. The compensation committee is composed entirely of independent directors as defined by the Nasdaq Marketplace Rules. The compensation committee evaluates the performance of our Chief Executive Officer, Dr. Carter, and determines his compensation based on this evaluation.

With respect to the other named executive officers, the compensation committee considers Dr. Carter’s input as to performance evaluation and recommended compensation arrangements. This compensation is subject to the final approval of the compensation committee.

Management and the committee rely upon outside advisors to ascertain competitive pay levels, evaluate pay program design, and assess evolving technical constraints. During 2007, the compensation committee engaged Radford Surveys and Consulting, as described below under the heading “Benchmarking.”

Benchmarking

In setting 2007 executive compensation levels, the company relied on compensation statistics from various sources, including the 2007 edition of the Radford Global Life Sciences Survey.

In 2007, the compensation committee retained Radford Surveys and Consulting to review the company’s executive compensation program. Generally, the compensation committee retains a consultant to perform such a survey every two years. In completing their 2007 review, the consultants reviewed executive compensation data gathered from the most recent proxy statements of 22 U.S. based biotechnology companies having the following characteristics:

•	Either in late-stage clinical trials or the earlier stages of product launch (i.e., product revenues of less than $200 million);

•	Market capitalization between $500 million and $2 billion; and

•	Between 200 and 800 employees.

The 22 companies in the peer group were:

Alexion Pharmaceuticals Inc.	Exelixis Inc.	Progenics Pharmaceuticals Inc.

Arena Pharmaceuticals Inc.	GTx, Inc.	Regeneron Pharmaceuticals Inc.

Array Biopharma Inc.	Human Genome Sciences Inc.	Savient Pharmaceuticals Inc.

Auxilium Pharmaceuticals Inc.	InterMune Inc.	Theravance Inc.

BioMarin Pharmaceutical Inc.	MannKind Corp.	United Therapeutics Corporation

Cubist Pharmaceuticals, Inc.	Medarex Inc.	ViroPharma Incorporated

CV Therapeutics, Inc.	Myriad Genetics Inc.	Xenoport, Inc.

Onyx Pharmaceuticals Inc.

The compensation committee used the findings of the consultant as a component in establishing executive compensation levels in 2007. During 2007, the consultant made three principal recommendations, namely, the target level for annual incentive awards, the target level for long-term incentive awards and the introduction of restricted stock grants as a part of executive compensation. The compensation committee adopted the first two recommendations of the consultant but not the third.

Base Salaries

We seek to establish base salaries that are competitive with salaries paid by other biotechnology companies of comparable size with similar business objectives. We believe that we compete with these companies for qualified executives.

We base a named executive officer’s salary on:

•	an objective evaluation of salaries of individuals in similar positions in the biotechnology industry; and

•	a subjective evaluation of the executive’s experience, scope of responsibilities and performance in achieving specific objectives.

We conduct these evaluations sequentially. First, we establish a salary range for each named executive officer having a midpoint approximating the median base salary level for comparable positions within the biotechnology industry and a range from 37.5% below to 37.5% above the midpoint. The midpoint is determined annually using the benchmarking described above. The range was last set in 2005 when the consultant engaged by the compensation committee reported that the base salaries of our named executive officers were generally lower than the market. The range was designed to allow us to close the gap between the base salaries of our named executive officers and the market incrementally. Secondly, we fix each named executive officer’s actual base salary within the range based on his or her experience, scope of responsibilities and performance in achieving specific objectives. Each of these evaluations is performed annually for each named executive officer.

For 2007 salaries, annual base salary reviews for all our named executive officers other than our Chief Executive Officer, Dr. Carter, were conducted in conjunction with our company-wide performance management process. The base salaries for the named executive officers identified in the Summary Compensation Table were each increased by 3.25%, based on the increase in the cost of living. The cost of living increase reflects the compensation committee’s desire to slow the growth of base salaries and, over time, increase the relative amount of performance-based cash compensation. Based on the benchmarking described above, the compensation committee was satisfied that, following the 2007 salary review, its decisions reflected that goal. In addition, the base salaries of Dr. Williams and Mr. Johnson were increased in connection with their promotions to President and Executive Vice President, respectively, in July 2007. Dr. Williams’ base salary was increased by 12.6% and Mr. Johnson’s was increased by 9.4% at that time. In establishing the salaries for Dr. Williams and Mr. Johnson, the procedure described above (i.e., establishing a range around a midpoint based on benchmarking and then fixing base salary within the range based on subjective factors) was performed for their new positions and responsibilities.

The base salary for each named executive officer identified in the Summary Compensation Table is subject to a minimum amount pursuant to an employment agreement. These minimum amounts are: for Dr. Carter, $583,167; for Dr. Williams, $350,000; for Mr. Johnson, $240,000; for Mr. Dwyer, $275,000, and for Dr. Onetto, $340,000.

Annual Incentives

We seek to structure annual incentives to encourage named executive officers to focus on achieving important near-term business objectives. These objectives take the form of both corporate and individual goals. As part of the process of establishing our operating plan for the coming year, executive management identifies the goals most important to building our value and advancing toward our long-term business objectives. These corporate goals are then submitted to the board of directors for approval with regard to corporate strategy and separately to the compensation committee for approval as the basis for incentive compensation.

Named executive officers are eligible for annual incentive awards, paid in the form of a cash bonus, based on the accomplishment of corporate goals and other important contributions to our performance for the year. For 2007, our corporate goals covered the following specific accomplishments and were given the following weights:

•

RECOTHROM (45% weight) – complete pre-approval inspections and gain Biologic License Application or BLA approval; submit supplemental filing for a second vial configuration and spray kit; establish sales force and team of medical science liaisons; build inventory to support launch; and ship product within 10 days of approval.

•	Atacicept (15% weight) – initiate lupus registration studies; complete enrollment in ongoing Phase 2 rheumatoid arthritis study; and initiate studies in multiple sclerosis.

•

IL-21 (10% weight) – complete enrollment in Phase 2 Nexavar® combination study; initiate Phase 2 study in metastatic melanoma; finalize formulation for use in Phase 3 studies; and complete the ongoing study in combination with Rituxan®.

•	PEG-interferon lambda (5% weight) – complete Phase 1a study in healthy volunteers and initiate Phase 1b study in patients with chronic hepatitis C infection.

•	Alliance management (5% weight) – coordinate establishment of RECOTHROM registration strategy in Europe with Bayer Schering.

•

Research (10% weight) – initiate production cell line process development for IL-17RC; initiate identification of production clone for IL-31 mAb; initiate one new collaborative project under the Merck Serono alliance; identify a target mAb candidate meeting pre-specified criteria; advance a designated bi-specific molecule to pre-development stage; and identify a commercially viable candidate for a specified development project.

•	Financial (10% weight) – meet the budgeted net loss of $155 million; meet the budgeted net cash usage of $148 million; and complete a financing transaction.

With regard to our Chief Executive Officer, Dr. Carter, and our President, Dr. Williams, 100% of their annual incentive award is based on actual company achievement of these corporate performance goals. With regard to each other named executive officer, 60% of his or her annual incentive award is determined based on actual company achievement of the corporate performance goals and the remaining 40% is based on actual individual achievement of a series of individualized performance goals related to his or her area of responsibility. A named executive officer’s individual goals are supportive of the corporate goals. This 60/40 (corporate/individual) formula reflects the compensation committee’s view that for annual incentives awards both the company and the named executive officer must be performing well. Each named executive officer has a minimum of five and a maximum of eight goals for his or her respective area of responsibility. Within each named executive officer’s goals there is generally a range of difficulty such that there is a reasonable expectation that certain goals will be achieved while other goals will be dependent on superior or exceptional performance. Dr. Carter reports to the compensation committee regarding the performance of each executive toward his or her goals. At the same time, the compensation committee assesses corporate goal achievement. Based on these evaluations, the committee determines and approves the incentive amounts to be paid to each named executive officer.

The compensation committee established the following payout ranges for 2007 annual incentive awards based on base salary in effect as of the end of that year, as adjusted on February 1:

	Percentage of Base Salary
Name	Target	Maximum
Chief Executive Officer (Dr. Carter)	50%	75%
President (Dr. Williams)	50%	75%
Executive Vice President (Mr. Johnson)	35%	50%
Senior Vice President (Mr. Dwyer and Dr. Onetto)	27.5% – 30%	45%

In determining the foregoing payout ranges, the compensation committee reviewed data from 22 similarly sized U.S. biotechnology companies (as reported in proxy statements) and performed the other benchmarking described above under the heading “Benchmarking.” The survey data showed average annual incentive awards as a percentage of base salary as follows: Chief Executive Officer, 61%; President, 36%; Chief Scientific Officer, 49%; and Chief Financial Officer, 36%.

Based on the compensation committee’s assessment of our performance compared to corporate goals and, other than for our Chief Executive Officer and President, each named executive officer’s performance compared to individual goals, a percentage of overall target level is determined using the 60/40 formula described above. 100% of the target level for corporate goals is awarded in cases where we met all goals and 100% of the target level for individual goals is awarded in cases where the executive has met all his or her individual goals. Target levels may be exceeded to reward exceptional performance beyond expectations at the corporate or individual level. However, we have never made an incentive award at the maximum level, which would require performance very significantly above expectations. If goals are not achieved at the corporate or individual level, a percentage below 100% of target is awarded at the relevant level. There is no guaranteed minimum annual incentive award and a named executive officer might not receive any annual incentive award. Notwithstanding the forgoing, the compensation committee retains a general discretion to make an award of more or less than that determined by the 60/40 formula described above to take account of unforeseen or special circumstances.

We met or exceeded several of our corporate goals in 2007, including the most heavily weighted corporate goal, which related to the approval of RECOTHROM by the United States Food and Drug Administration (the “FDA”). The Board determined not to require satisfaction of certain corporate goals due to changed circumstances. For example, after the 2007 goals were established, the Board decided that completing a financing transaction was not appropriate for 2007. Certain other corporate goals were not met but they were either of lesser weight or not met for reasons beyond our control or both. For example, the approval of RECOTHROM had been expected in October 2007 but the FDA extended the time for its review and approval was received on January 17, 2008. Under the circumstances, the compensation committee gave the named executive officers credit for having fully achieved the goal. Overall, the compensation committee concluded that, on balance, our 2007 performance was good and that the level of achievement of our corporate goals was 90%. Similarly, all of the named executive officers identified below achieved his or her less challenging individual goals with many of them achieving certain of their individual goals that were considered more difficult to achieve or “stretch” goals.

For 2007, annual incentive awards were paid to named executive officers based on the percentages set forth in the table below.

Name	Percentage of Corporate Goals Achieved	Percentage of Individual Goals Achieved	Overall Percentage of Target Amount (1)
Bruce L.A. Carter, Ph.D.	90%	Not Applicable	90%
Douglas E. Williams, Ph.D.	90%	Not Applicable	90%
James A. Johnson	90%	90%	90%
Michael J. Dwyer	90%	100%	94%
Nicole Onetto, M.D.	90%	90%	90%

(1)	In determining the overall percentage of target amount, corporate goals bear a weight of, in the case of Dr. Carter and Dr. Williams, 100% and, in the case of all other named executive officers, 60%, and individual goals bear a weight of, in the case of Dr. Carter and Dr. Williams, 0% and, in the case of all other named executive officers, 40%.

The actual amount of annual incentive awards payable to each named executive officer for 2007 are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Long-Term Incentives

Long-term incentive awards, which consist solely of stock option grants, are a fundamental element in our executive compensation program. We believe that stock options are an effective way to emphasize long-term company performance, rewarding named executive officers for creation of value on the same basis as our shareholders.

A named executive officer typically receives a sizeable stock option grant when he or she joins the company or receives a significant promotion. In determining the size of an initial option grant, level of responsibility and competitive factors are considered using the benchmarking described above.

Named executive officers also are eligible for annual stock option grants based on the achievement of the same individual and corporate goals that form the basis for the annual cash incentives. As with annual incentives, the long-term incentive awards to our Chief Executive Officer, Dr. Carter, and President, Dr. Williams, are based entirely on overall company performance toward the corporate goals. For the other named executive officers, 20% of the long-term incentive award is determined based on actual company achievement of corporate performance goals and the remaining 80% is based on actual achievement of individualized performance goals related to his or her area of responsibility. This 80/20 (individual/corporate) formula reflects the compensation committee’s view that individual performance is more significant in determining the size of a long-term incentive award because company performance, reflected through stock performance, is already factored into such an award by its nature. The compensation committee established the following ranges for annual stock option grants for 2007, which are set forth in the Grants of Plan-Based Awards Table:

	Number of Shares Granted
Name	Target	Maximum
Chief Executive Officer (Dr. Carter)	150,000	225,000
President (Dr. Williams)	150,000	225,000
Executive Vice President (Mr. Johnson)	50,000	75,000
Senior Vice President (Mr. Dwyer and Dr. Onetto)	35,000 – 45,000	55,000 – 65,000

In determining the foregoing ranges, the compensation committee reviewed data from 22 similarly sized U.S. biotechnology companies (as reported in proxy statements) and considered the forgoing ranges to be competitive.

A percentage of target level is determined for each named executive officer based on the compensation committee’s assessment of our overall performance and, other than for our Chief Executive Officer and President, each named executive officer’s individual performance compared to individual goals. 100% of the target level for corporate goals is awarded in cases where we had met all goals and 100% of the target level for individual goals is awarded in cases where the executive had met all his or her individual goals. Target levels may be exceeded to reward exceptional performance beyond expectations at the corporate or individual level. However, we have never made an incentive award at the maximum level, which would require performance very significantly above expectations. If goals are not achieved at the corporate or individual level, a percentage below 100% of target is awarded at the relevant level. There is no guaranteed minimum incentive award and a named executive officer might not receive any long-term incentive award. Notwithstanding the forgoing, the compensation committee retains general discretion to make an award of more or less than that determined by the 80/20 formula described above to take account of unforeseen or special circumstances. For example, the committee increased the long-term incentive awards to Dr. Williams, Mr. Johnson and Dr. Onetto determined using the formula by, in the case of Dr. Williams, 10% and, in the case of Mr. Johnson and Dr. Onetto, 5% to acknowledge their contributions in 2007 and their anticipated importance to the company in the future. This resulted in a long-term incentive award to Dr. Williams equal to 99% of the target amount and to Mr. Johnson and Dr. Onetto equal to 94.5% of the target amount.

As described above with respect to annual incentive awards, the compensation committee concluded that, on balance, our 2007 performance was good and that the level of achievement of our corporate goals was 90%. Long-term incentive awards to the named executive officers for 2007 were awarded in January 2008 based on the percentages set forth in the table below.

Name	Percentage of Corporate Goals Achieved	Percentage of Individual Goals Achieved	Overall Percentage of Target Amount (1)	Number of Shares subject to Long- term Incentive Award
Bruce L.A. Carter, Ph.D.	90%	Not Applicable	90%	135,000
Douglas E. Williams, Ph.D.	90%	Not Applicable	99%	148,500
James A. Johnson	90%	90%	94.5%	47,250
Michael J. Dwyer	90%	100%	94%	34,300
Nicole Onetto, M.D.	90%	90%	94.5%	33,075

(1)	In determining the overall percentage of target amount, corporate goals bear a weight of, in the case of Dr. Carter and Dr. Williams, 100% and, in the case of all other named executive officers, 20%, and individual goals bear a weight of, in the case of Dr. Carter and Dr. Williams, 0% and, in the case of all other named executive officers, 80%. In the case of Dr. Williams, Mr. Johnson and Dr. Onetto, the committee exercised its discretion to increase the long-term incentive award above the level determined by the formula.

The compensation committee approves all stock option grants to named executive officers. Annual stock option grants are generally awarded in January of each year on the date of the compensation committee meeting called for the purpose of making annual executive compensation decisions. Stock options are granted under our 2001 Stock Incentive Plan (the “2001 Plan”), have an exercise price equal to the closing market price of our common stock on the grant date and vest over a period of four years. We do not have a program, plan or practice to time stock option grants to our existing or new named executive officers in coordination with the release of material nonpublic information nor do we have a program, policy or practice to release material nonpublic information for the purpose of affecting the value of executive compensation.

Perquisites

We prefer to limit perquisites. However, Dr. Carter receives certain perquisites, such as use of an automobile, a health club membership and tax advice. These were negotiated prior to our separation from Novo Nordisk in 2000 and were based on the perquisites he received during his employment by Novo Nordisk. The compensation committee evaluated these perquisites as part of the process of renewing Dr. Carter’s employment contract in 2005 and determined them to be reasonable based on his position as Chief Executive Officer.

Deferred Compensation Plan

Our named executive officers are eligible to participate in our Deferred Compensation Plan for Key Employees. The Deferred Compensation Plan is intended to allow the executives to defer current income, without being limited by the Internal Revenue Code contribution limitations for 401(k) plans. Under the Deferred Compensation Plan, an executive may irrevocably elect, on an annual basis, to defer up to 50% of his or her salary and up to 100% of his or her bonus paid for services rendered in the relevant year. Each year, an account is established under the Deferred Compensation Plan to reflect the amount deferred by the executive for such year. The executive’s Deferred Compensation Plan accounts are adjusted for notional investment earnings. These earnings are based on the return of the investment tracking funds to which the executive has allocated his or her accounts under the Deferred Compensation Plan. The investment tracking funds are all publicly traded mutual funds available to participants in our 401(k) plan. Executives may change how their accounts are allocated among the tracking funds at any time.

Dr. Carter is the only named executive officer identified in the Summary Compensation Table participating in our Deferred Compensation Plan for Key Employees and disclosures regarding his participation are provided in the Nonqualified Deferred Compensation Table for Fiscal Year 2007 and the narrative explanation that accompanies that table.

Stock Ownership Guidelines

Currently, there is no requirement for an executive to own our stock. The compensation committee has discussed the possibility of introducing stock ownership guidelines for executives in the connection with the possible introduction of stock-based compensation vehicles other than stock options. However, there are currently no plans to introduce stock ownership guidelines or stock-based compensation vehicles other than stock options for executives. In January 2008, the compensation committee awarded all employees, including the named executive officers, 100 shares of our common stock to mark the approval of RECOTHROM by the FDA. The committee does not consider these shares a material component of the named executive officers’ compensation nor as indicative of a current intent to use stock-based compensation vehicles other than stock options for executives.

Potential Post-Termination Payments

We believe that the payments described later in this proxy statement under the heading “Potential Payments upon Termination or a Change in Control” are customary in the industry and necessary to attract and retain qualified, experienced executive personnel.

Tax and Accounting

Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of compensation payments in excess of $1 million to each of our Chief Executive Officer and our other named executive officers (other than our chief financial officer). Certain performance-based compensation is not subject to the limitation on deductibility. For awards under our 2001 Plan to continue to be deductible under Section 162(m) as performance-based compensation, shareholders were asked at our 2006 Annual Meeting to approve the material terms of the 2001 Plan. Shareholders gave the requested approval and, therefore, awards granted under the 2001 Plan will continue to be designed to qualify for the performance-based exception to the $1 million limitation on deductibility of compensation payments. In 2007, compensation to our Chief Executive Officer and each of our other named executive officers did not exceed $1 million for purposes of Section 162(m) and we expect the same to be true for 2008. However, we may in the future approve annual compensation that exceeds the $1 million limitation if we feel that it is in the best interests of our shareholders.

Compensation Committee Report

The compensation committee has reviewed and discussed with ZymoGenetics’ management the part of this Proxy Statement under the heading “Compensation Discussion and Analysis” and, based on such review and discussion, the compensation committee recommended to ZymoGenetics’ Board that the Compensation Discussion and Analysis be included in ZymoGenetics’ Proxy Statement for fiscal year 2007.

Submitted by the compensation committee of ZymoGenetics’ Board of Directors.

Edward E. Penhoet (chairman)

James A. Harper

Jonathan S. Leff

Judith A. Hemberger

Summary Compensation Table for Fiscal Year 2007

The following table provides certain compensation information for the fiscal year ended December 31, 2007 for our Chief Executive Officer, Chief Financial Officer and the three next most highly compensated executives. 2006 compensation information is also provided for those executives included in the Summary Compensation Table for fiscal year 2006.

Name and Principal Position	Year	Salary (1) (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	All Other Compensation (5) ($)	Total ($)
Bruce L.A. Carter, Ph.D. Chief Executive Officer and Chairman of the Board	2007 2006	612,551 591,544	1,571,401 1,506,590	276,373 297,415	41,225 37,668	2,501,550 2,433,217

James A. Johnson Executive Vice President, Chief Financial Officer and Treasurer	2007 2006	338,968 312,706	493,865 409,995	111,825 101,872	14,804 14,598	959,462 839,171

Douglas E. Williams, Ph.D. President and Chief Scientific Officer	2007 2006	437,917 395,833	1,165,298 997,686	209,250 151,200	9,740 9,559	1,822,205 1,554,278

Nicole Onetto, M.D. Senior Vice President and Chief Medical Officer	2007 2006	357,132 346,233	532,787 451,483	88,623 103,000	15,312 32,173	993,854 932,889

Michael J. Dwyer Senior Vice President, Sales and Marketing	2007	283,193	581,654	73,398	13,933	952,178

(1)	The amounts reported in the Salary column represent the dollar amounts actually earned by each executive in the year indicated, including adjustments for annual pay raises and pay raises in connection with promotions. Annual incentive awards are based on the salaries in effect on the date of the award.

(2)	The amounts reported in the Salary column for Dr. Carter include amounts deferred under the company’s Deferred Compensation Plan for Key Employees. Dr. Carter deferred $122,510 in 2007 and $207,040 in 2006. No above market or preferential earnings were paid on these amounts.

(3)	The amounts reported in the Option Awards column reflect the dollar amounts recognized as stock-based compensation expense for the year indicated for financial accounting purposes related to stock options granted to each executive in the relevant year and in prior years, before reflecting forfeitures, determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“FAS 123R”). See Note 12 of Notes to Consolidated Financial Statements set forth in our Annual Report on Form 10-K for fiscal year 2007 for the assumptions used in determining such amounts.

(4)	The amounts reported in the Non-Equity Incentive Plan Compensation column represent the amount of the annual incentive award earned for performance in the year indicated but paid out in the subsequent year.

(5)	Unless otherwise noted, the amounts shown in the All Other Compensation column consist of employer contributions to our 401(k) retirement plan of up to $13,500 in 2007 for each named executive officer, the reimbursement of home telephone bills and premiums for supplemental term life insurance. Except for Dr. Williams, all of the named executive officers received the maximum employer contribution of $13,500 to our 401(k) retirement plan. Dr. Williams received $9,348 in employer matching contributions. For Dr. Carter, the amounts shown in the All Other Compensation column also include the cost in 2007 of providing an automobile together with related operating costs of $14,637, the cost of tax advice of $9,137 and the cost of health club membership fees. The cost of perquisites included in the All Other Compensation Column is the actual cost to the company except with respect to the cost of Dr. Carter’s car. The company owns the car provided to Dr. Carter and the amount included is the cost to lease a similar car.

Grants of Plan-Based Awards Table for Fiscal Year 2007

The following table provides information regarding grants of plan-based awards to the named executive officers identified below under our 2001 Plan and under our annual incentive plan during the fiscal year ended December 31, 2007.

Name	Grant Date		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (2)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards (3) ($/Sh)	Grant Date Fair Value of Option Awards (4) ($)
			Target ($)	Maximum ($)	Target (#)	Maximum (#)
Bruce L.A. Carter, Ph.D.	01/05/2007	(5)					150,000	15.27	1,300,500
			307,081	460,622
					150,000	225,000
James A. Johnson	01/05/2007 07/02/2007	(5) (6)					52,200 22,800	15.27 14.73	452,574 181,716
			124,250	177,500
					50,000	75,000
Douglas E. Williams, Ph.D.	01/05/2007 07/02/2007	(5) (6)					58,000 42,000	15.27 14.73	502,860 334,740
			232,500	348,750
					150,000	225,000
Nicole Onetto, M.D.	01/05/2007	(5)					37,800	15.27	327,726
			98,470	161,132
					35,000	55,000
Michael J. Dwyer	01/05/2007	(5)					20,400	15.27	176,868
			78,083	127,772
					35,000	55,000

(1)	The amounts shown in the Estimated Possible Payouts Under Non-Equity Incentive Plan Awards column are the payout levels for annual incentive awards described under the heading “Compensation Discussion and Analysis-Annual Incentives.” Except for Dr. Williams and Mr. Johnson, the amounts shown are based on salaries as of February 1, 2007. The amounts shown for Dr. Williams and Mr. Johnson are based on their salaries after their promotions in July 2007. Because the lowest possible payment is 0, we have not indicated a threshold payout amount. Actual amounts paid are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for Fiscal Year 2007.

(2)	The amounts shown in the Estimated Future Payouts Under Equity Incentive Plan Awards column are the payout levels for long-term incentive awards described under the heading “Compensation Discussion and Analysis – Long-Term Incentives.” Actual stock option grants were approved in January 2008 and are discussed under the heading “Compensation Discussion and Analysis-Long-Term Incentives.”

(3)	The exercise price of the options is equal to the closing market price of the common stock on the grant date as reported by the NASDAQ Global Market.

(4)	Represents full grant date fair value of stock options granted in 2007. See Note 12 of Notes to Consolidated Financial Statements set forth in our Annual Report on Form 10-K for fiscal year 2007 for the assumptions used in determining such amounts.

(5)	The option shown was granted as a long-term incentive award based on performance in 2006.

(6)	The option shown was granted in connection with a promotion.

The plans governing the awards included in the Summary Compensation Table and Grants of Plan-Based Awards Table are the annual incentive plan and the 2001 Plan. The annual incentive plan is described in this Proxy Statement under the heading “Compensation Discussion and Analysis – Annual Incentives.” Each option shown in the Grants of Plan-Based Awards Table was granted under the 2001 Plan, has a 10-year term and is granted as an incentive stock option to the maximum extent permitted under applicable federal tax rules and if not so permitted, is granted as a nonqualified stock option. Each option shown in the Grants of Plan-Based

Awards Table vests as follows: 1/4th of the shares subject to the option vest upon the first anniversary of the grant date, and thereafter 1/12th of the then remaining shares subject to the option vest each quarter until the award is fully vested on the fourth anniversary of the grant date. For each named executive officer identified in the Summary Compensation Table, the base salary is subject to a minimum amount pursuant to an employment agreement as described in this Proxy Statement under the heading “Compensation Discussion and Analysis – Base Salaries.”

Outstanding Equity Awards at 2007 Fiscal Year-End Table

The following table provides information about outstanding stock options held by the named executive officers as of the fiscal year ended December 31, 2007. The options granted in 2007 are also disclosed in the Grants of Plan-Based Awards Table and the related compensation cost is disclosed in the Summary Compensation Table and in the Grants of Plan-Based Awards Table for Fiscal Year 2007.

Name	Option Awards
	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
	Exercisable	Unexercisable (1)
Bruce L.A. Carter, Ph.D.	426,000 288,000 166,177 112,886 123,045 34,375 59,434 —	— — — 6875 46,875 15,625 73,810 150,000	2.78 2.78 8.50 17.15 21.26 20.61 18.38 15.27	08/23/2010 03/08/2011 12/16/2012 01/07/2014 01/26/2015 02/03/2015 01/05/2016 01/05/2017
James A. Johnson	165,000 54,000 35,000 31,495 36,569 19,707 — —	— — — 1,970 15,625 24,958 52,200 22,800	2.78 2.78 9.80 17.15 21.26 18.38 15.27 14.73	03/02/2011 03/08/2011 03/21/2013 01/07/2014 01/26/2015 01/05/2016 01/05/2017 07/02/2017
Douglas E. Williams, Ph.D.	225,000 19,962 — —	75,000 25,212 58,000 42,000	19.27 18.38 15.27 14.73	11/01/2014 01/05/2016 01/05/2017 07/02/2017
Nicole Onetto, M.D.	112,500 4,149 —	87,500 5,243 37,800	15.90 18.38 15.27	09/23/2015 01/05/2016 01/05/2017
Michael J. Dwyer	75,000 —	125,000 20,400	18.50 15.27	06/15/2016 01/05/2017

(1)

All unvested options vest as follows: 1/4th of the shares subject to the option vest upon the first anniversary of the grant date (which grant date is ten years prior to the expiration date of the relevant option set forth in the Option Expiration Date column), and thereafter 1/12th of the then remaining shares subject to the option vest each quarter until the award is fully vested on the fourth anniversary of the grant date.

Option Exercises and Stock Vested Table for Fiscal Year 2007

No named executive officer exercised stock options during the fiscal year ended December 31, 2007.

Nonqualified Deferred Compensation Table for Fiscal Year 2007

The following table provides information for each of our named executive officers regarding aggregate executive and company contributions and aggregate earnings for 2007 and year-end account balances under the ZymoGenetics Deferred Compensation Plan for Key Employees.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)

Bruce L.A. Carter, Ph.D.	419,925(1)	—	257,943(2)	202,251	3,307,003(3)

James A. Johnson	—	—	—	—	—

Douglas E. Williams, Ph.D.	—	—	—	—	—

Nicole Onetto, M.D.	—	—	—	—	—

Michael J. Dwyer	—	—	—	—	—

(1)	$122,510 of the amount shown was included in the Salary column of the Summary Compensation Table for fiscal year 2007. The balance of the amount shown, namely, $297,415 represents the cash portion of Dr. Carter’s annual incentive award based on 2006 performance. The company does not contribute to the Deferred Compensation Plan for Key Employees.

(2)	This amount represents the actual increase in the value of the investments selected by the executive. None of the amount shown was included in the Summary Compensation Table for fiscal year 2007 because none of the amount shown was above-market or preferential.

(3)	$207,040 and $122,510 of the amount shown was included in the Salary column of the Summary Compensation Table for fiscal years 2006 and 2007, respectively.

All named executive officers identified in the Summary Compensation Table are eligible to participate in our Deferred Compensation Plan for Key Employees. To date, however, only Dr. Carter has elected to participate. The Deferred Compensation Plan is a nonqualified deferred compensation plan. As a result, it is subject to the requirements of Section 409A of the Internal Revenue Code. We are currently administering the Deferred Compensation Plan in good faith compliance with Section 409A’s requirements, as reflected in the discussion below. We intend to amend the Deferred Compensation Plan document to conform it to Section 409A’s requirements on or before Section 409A’s current amendment deadline of December 31, 2008. Deferred amounts earned and vested prior to 2005, however, are not subject to Section 409A’s requirements and continue to be governed under the terms of the Deferred Compensation Plan as in effect on December 31, 2004. Under the Deferred Compensation Plan, an executive is fully vested in his or her deferrals (and any notional earnings attributable to those deferrals, as explained below) at all times.

Under the Deferred Compensation Plan, a named executive officer may elect to defer up to 50% of his or her salary and up to 100% of his or her bonus for a year. Each year, an account is established under the Deferred Compensation Plan to reflect the amount deferred by the executive for such year. The executive’s Deferred Compensation Plan accounts are also adjusted for notional investment earnings, which are based on the return of the investment tracking funds to which the executive has allocated his or her accounts. The investment tracking funds are all publicly traded mutual funds available to participants in our 401(k) plan. Executives may change how their accounts are allocated among the tracking funds at any time.

At the time the executive files his or her deferral election for a particular year, the executive must designate a date for the payment of the amount to be deferred for that year (and any notional earnings attributable to that amount). The date designated by the executive may not be earlier than three years after the election and not later than the executive’s 65th birthday. An executive who has attained age 62 may only designate a date that is three years after the election. Similarly, at the time of the deferral election, the executive must irrevocably designate whether he or she wishes to have the amount deferred for the relevant year (and any notional earnings attributable to that amount) distributed in a lump sum or in substantially equal annual installments. Any annual installments can be paid over a period of up to ten years (as elected by the executive).

There are two situations in which an executive can withdraw amounts from his or her Deferred Compensation Plan accounts early (that is, prior to the date(s) he or she has elected for distribution of those accounts). First, under certain circumstances, an executive may elect an early withdrawal from his or her accounts if he or she experiences an unforeseeable emergency. Second, for amounts that are deferred and vested prior to 2005 (but not amounts that are deferred or that become vested in 2005 or later), the executive may elect an early withdrawal from his or her accounts for any reason by paying a penalty equal to 10% of the amount withdrawn.

The Deferred Compensation Plan is considered to be an unfunded plan, which means its benefits are paid by us out of our general assets. However, to assist us in meeting our payment obligations under the Deferred Compensation Plan, we have established a trust to which we contribute amounts equal to the executives’ deferrals each year. The trust’s assets are considered to be part of our general assets, so that if we ever become bankrupt or insolvent, they will be available to help us satisfy our obligations to all of our general creditors, not just our obligations under the Deferred Compensation Plan. (The executives are considered to be general creditors with respect to their accounts under the Deferred Compensation Plan.) Benefits are paid from this trust, to the extent its assets are sufficient to pay them, and from our other general assets, to the extent the trust’s assets are not sufficient to pay them.

Potential Payments upon Termination or a Change in Control

The table below describes the potential payments to each of our named executive officers upon an involuntary termination of employment without cause by us or with good reason by the executive prior to, or in the event of, a change in control and a termination of employment by reason of death or disability. The table reflects incremental compensation and does not show accrued liabilities, such as accrued salary, bonus or vacation, or benefits generally available to all employees. The amounts assume that each such termination was effective December 31, 2007 (the last business day of fiscal 2007). The amounts shown in the table are estimates only as the actual amounts that may be paid upon an executive’s termination of employment can only be determined at the actual time of such termination.

Name	Potential Payments Upon Termination or Change in Control	Involuntary (Without Cause) or Good Reason Termination Prior to Change in Control	Change in Control (1)	Death or Disability
Bruce L.A. Carter, Ph. D.	Base Salary (2)	$1,228,324	$1,228,324	$—
	Bonus	307,081	307,081	—
	Supplemental Life Insurance (3)	—	—	300,000
	Accelerated Stock Option Vesting (4)	—	—	—
	COBRA Premiums (5)	23,470	23,470	—

	Total:	$1,558,875	$1,558,875	$300,000

James A. Johnson	Base Salary (2)	$355,000	$355,000	$—
	Supplemental Life Insurance (3)	—	—	200,000
	Accelerated Stock Option Vesting (4)	—	—	—
	COBRA Premiums (5)	17,248	17,248

	Total:	$372,248	$372,248	$200,000

Douglas E. Williams, Ph.D.	Base Salary (2)	$465,000	$465,000	$—
	Supplemental Life Insurance (3)	—	—	200,000
	Accelerated Stock Option Vesting (4)	—	—	—

	Total:	$465,000	$465,000	$200,000

Nicole Onetto, M.D.	Base Salary (2)	$358,071	$358,071	$—
	Supplemental Life Insurance (3)	—	—	200,000
	Accelerated Stock Option Vesting (4)	—	—	—

	Total:	$358,071	$358,071	$200,000

Michael J. Dwyer	Base Salary (2)	$283,938	$283,938	$—
	Supplemental Life Insurance (3)	—	—	200,000
	Accelerated Stock Option Vesting (4)	—	—	—

	Total:	$283,938	$283,938	$200,000

(1)	Except as described in footnote (4), all payments in this column occur only in the event the named executive officer is terminated without cause or he terminates his employment for good reason after a change in control.

(2)	Payable in the course of ZymoGenetics’ regularly scheduled payroll over 24 months, in the case of Dr. Carter, and 12 months in the case of the other named executive officers. In addition, Dr. Carter’s employment agreement allows him to request a discounted lump sum using a 6% discount factor.

(3)	Benefits are paid under the supplemental term life insurance policy only in the event of death.

(4)	There is no amount shown for acceleration of stock options because the exercise prices for all of the relevant named executive officer’s unvested stock options are above $11.67 per share, the fair market value of the underlying common stock as of December 31, 2007. Pursuant to the terms of our 2001 Plan, an executive’s stock options will accelerate following a change in control, unless they are assumed or substituted by the successor company, even if employment is not terminated.

(5)	Represents estimated COBRA premiums to be paid by ZymoGenetics on behalf of the named executive officer indicated and his dependents for a period of, in the case of Dr. Carter, 24 months and, in the case of Mr. Johnson, 12 months after termination. ZymoGenetics’ obligation to pay the named executive officer’s COBRA premiums will cease upon the earlier of such time as the named executive officer obtains new health insurance coverage or the expiration of, in the case of Dr. Carter, 24 months and, in the case of Mr. Johnson, 12 months.

2001 Plan

If the employment of a participant, including a named executive officer, terminates by reason of death, each outstanding award under our 2001 Plan will automatically accelerate and become 100% vested and exercisable.

If a corporate transaction specified in our 2001 Plan occurs, each outstanding option under the plan will automatically accelerate and become 100% vested and exercisable immediately before the corporate transaction, unless:

•	the award is assumed, continued or replaced with a comparable award by the successor corporation or the parent of the successor corporation; or

•	individual agreements provide otherwise.

Under the 2001 Plan, a corporate transaction is defined to include:

•

a merger or consolidation of the company with or into another company, entity or person (other than a merger or consolidation in which the holders of voting securities of the company before the transaction continue to hold at least a majority of the successor company’s voting securities); or

•	a sale, lease, exchange or other transfer of all or substantially all of the company’s outstanding securities or assets (other than to a majority-owned subsidiary company).

Any option or stock award a participant, including a named executive officer, holds that is assumed, continued or replaced with a comparable award in the corporate transaction, other than in specified related-party transactions, will accelerate if the participant’s employment or service is terminated by the successor corporation without cause within one year after the corporate transaction.

Deferred Compensation Plan

Our Deferred Compensation Plan for Key Employees is fully funded by the executives. Consequently, there would be no incremental cost to us in the event that an executive’s employment terminated and the deferred compensation was paid out.

Employment Agreements

Bruce L.A. Carter

Our employment agreement with Bruce L.A. Carter, our Chief Executive Officer, provides that we may terminate his employment at any time with or without cause. However, in the event Dr. Carter is terminated without cause or he terminates his employment for good reason, we must pay him severance benefits, including (1) his then current annual salary for a period of two years, which amounts are payable in a discounted lump sum at Dr. Carter’s request, (2) a prorated bonus at the target amount for the year of termination, (3) continued health care benefits for Dr. Carter and his dependents for a period of two years or until substantially the same benefits are provided to him by another employer and (4) if the termination follows a change in control or results from death or disability, full vesting of all stock options.

Under Dr. Carter’s employment agreement, “good reason” is defined to include:

•	a significant diminution of Dr. Carter’s position, including status, offices, titles and reporting relationships, authority, duties or responsibilities;

•	failure to pay the compensation and benefits described in Dr. Carter’s employment agreement;

•	relocation of the Company’s headquarters more than 20 miles from its current headquarters without Dr. Carter’s consent; and

•

our failure to obtain written assumption of our obligations under the agreement by any successor to all or substantially all of our assets or the occurrence of a change in control following which Dr. Carter ceases to hold the position of President and Chief Executive Officer of the parent or combined entity resulting from such change in control.

Under Dr. Carter’s employment agreement, “cause” is defined to include:

•	Dr. Carter’s conviction of, or plea of guilty or nolo contendere to, a felony involving theft, moral turpitude or fraud; or

•	Dr. Carter’s engagement in gross neglect or gross misconduct, or habitual misuse of drugs or alcohol, resulting in material injury to our business or reputation.

For purposes of Dr. Carter’s employment agreement, a “change in control” is deemed to happen upon the occurrence of the following events:

•	a merger, reorganization or sale or other disposition of all or substantially all of our assets as a result of which:

•	our shareholders hold 50% or less of the outstanding common stock of the surviving entity;

•	our shareholders hold 50% or less of the combined voting power of the outstanding voting securities of the surviving entity;

•	a single shareholder or group of affiliated shareholders holds more than 50% of the outstanding common stock of the surviving entity;

•	a single shareholder or group of affiliated shareholders holds more than 50% of the combined voting power of the outstanding voting securities of the surviving entity; or

•	less than a majority of the members of the board of directors of the surviving entity were members of our Board of Directors; or

•	approval by our shareholders of our complete liquidation or dissolution.

Dr. Carter’s employment agreement also includes a one-year noncompetition provision and a two-year nonsolicitation provision. In addition, Dr. Carter’s employment agreement allows him a period of three years following his retirement to exercise stock options vested on the date of his retirement.

Douglas E. Williams, Michael J. Dwyer, James A. Johnson and Nicole Onetto

Our employment agreements with Dr. Williams, Mr. Dwyer, Mr. Johnson and Dr. Onetto provide that we may terminate any of them at any time with or without cause. However, if we terminate any of them without cause or if any of them terminate employment for good reason, we must pay his or her current annual base salary for 12 months following the date of termination. In addition, under Mr. Johnson’s employment agreement, we must pay continued health care benefits for twelve months following termination without cause or termination for good reason.

Under the employment agreements of Dr. Williams, Mr. Dwyer, Mr. Johnson and Dr. Onetto “good reason” is defined to include:

•	a demotion or other material reduction in the nature or status of an executive’s responsibilities;

•	non-voluntary reduction in the executive’s annual base salary;

•

the requirement by a successor company that the executive relocate his principal place of employment to a location more than 50 miles from the principal place of employment where the executive was employed;

•	our failure to obtain an agreement from a successor company to assume and perform the obligations of the executive’s employment agreement;

•	following a change of control, ceasing to hold the position the executive held on the effective date of their employment agreement; and

•

following a merger or similar transaction that does not constitute a change of control, someone other than the executive holding the position the executive held on the effective date of their employment agreement.

Under each employment agreement, “cause” is defined to include:

•	the executive’s willful misconduct, insubordination or dishonesty in the performance of his duties that results in a material adverse effect on us;

•	willful actions or intentional failures to act made in bad faith by the executive that materially impair our business or reputation;

•	the executive’s conviction of a felony involving an act of dishonesty, moral turpitude or fraud; or

•	a material violation of the executive’s inventions agreement with us.

Under each employment agreement, a “change in control” is deemed to happen upon the occurrence of the following events:

•	a merger, reorganization or sale or other disposition of all or substantially all of our assets as a result of which:

•	our shareholders hold 50% or less of the outstanding common stock of the surviving entity;

•	our shareholders hold 50% or less of the combined voting power of the outstanding voting securities of the surviving entity;

•	a single shareholder or group of affiliated shareholders holds more than 50% of the outstanding common stock of the surviving entity;

•	a single shareholder or group of affiliated shareholders holds more than 50% of the combined voting power of the outstanding voting securities of the surviving entity; or

•	less than a majority of the members of the board of directors of the surviving entity were members of our Board of Directors; or

•	approval by our shareholders of our complete liquidation or dissolution.

Each executive’s employment agreement also includes a one-year noncompetition provision and a one-year nonsolicitation provision.

DIRECTOR COMPENSATION

All of our directors, with the exception of Dr. Carter, earned director compensation in 2007 in the form of an annual retainer of $35,000. Additionally, our Lead Independent Director is paid an annual retainer of $15,000 and directors who serve on committees are paid annual retainers as set forth in the following table.

Committee	Chairman	Member
Audit Committee	$20,000	$10,000
Compensation Committee	$10,000	$6,000
Nominating and Corporate Governance Committee	$6,000	$4,000

In addition, we reimburse our directors for their reasonable expenses incurred in attending meetings of the Board and its committees.

Immediately following each year’s annual meeting, each of our continuing nonemployee directors automatically receives a nonqualified stock option grant of 12,000 shares under our Stock Option Grant Program for Nonemployee Directors, which is administered under our 2001 Plan. These options fully vest on the date of the next annual meeting. Upon the initial election of a new nonemployee director, the director receives a nonqualified stock option grant of 20,000 shares under our Stock Option Grant Program. This option vests 1/3 on the date of each of the next three annual meetings that follows the date of grant, provided that the option is granted at least five months prior to the date of the next annual meeting. If granted within five months before the next annual meeting, the option will not begin to vest until the second annual meeting following the date of grant. In both instances, the exercise price is equal to the closing price of the common stock on the date of grant, and the options expire ten years after the date of grant, or, if earlier, one year after the director’s termination of service with us. The options also become fully vested in the event of death and certain corporate transactions, such as a merger or sale of assets.

Director Compensation Table for Fiscal Year 2007

The following table sets forth the compensation of our directors for 2007. As an employee director, Dr. Carter does not receive any separate compensation for his service on the Board. See the Summary Compensation Table for disclosure relating to Dr. Carter, who is our Chief Executive Officer.

Name	Fees Earned or Paid in Cash ($)	Option Awards (1) (2) (3) ($)	Total ($)
James A. Harper	51,000	88,722	139,722
Judith A. Hemberger, Ph.D.	41,000	98,781	139,781
David I. Hirsh, Ph.D.	35,000	88,722	123,722
Jonathan S. Leff	45,000	88,722	133,722
David H. MacCallum	49,000	88,722	137,722
Kurt Anker Nielsen	60,500	88,722	149,222
Edward E. Penhoet, Ph.D.	60,000	88,722	148,722
Lars Rebien Sørensen (4)	35,000	88,722	123,722

(1)	Each of the directors identified in the Director Compensation Table was granted a nonqualified stock option to purchase 12,000 shares of common stock under our Stock Option Grant Program for Nonemployee Directors with an exercise price of $15.11 (which is equal to the closing market price of our common stock on June 21, 2007, the date of grant). Each option vests in full on the date of the following annual meeting of the company (i.e., over approximately one year) and has a term of 10 years.

(2)

The amounts reported in the Option Awards column reflect the dollar amount of expense recognized for 2007 financial accounting purposes for stock options granted to each director in 2007 and in prior years before reflecting forfeitures, determined in accordance with FAS 123R. See Note 12 of Notes to Consolidated Financial Statements set forth in our Annual Report on Form 10-K for fiscal year 2007 for the assumptions used in determining such amounts. The per share grant date fair value of the options granted to each director identified in the Director Compensation Table in 2007, determined in accordance with FAS 123R, was $8.21, and the total grant date fair value of the options granted to each director identified above was $98,520. See Note 12 of Notes to Consolidated Financial Statements set forth in our Annual Report on Form 10-K for fiscal year 2007 for the assumptions used in determining such fair value.

(3)	The following table sets forth the aggregate number of option awards held by each director as of December 31, 2007:

Name	Aggregate Number of Option Awards
James A. Harper	47,000
Judith A. Hemberger, Ph.D.	32,000
David I. Hirsh, Ph.D.	54,655
Jonathan S. Leff	54,655
David H. MacCallum	39,500
Kurt Anker Nielsen	54,655
Edward E. Penhoet, Ph.D.	198,655
Lars Rebien Sørensen	54,655

(4)	At the request of Novo Nordisk, no payments were actually made to Mr. Sørensen. Novo Nordisk is determining how best to address Danish tax considerations relating to Mr. Sørensen’s fees and, in the meantime, the company has accrued the fees as a liability. Our relationship with Novo Nordisk is described under the heading “Certain Transactions.”

CORPORATE GOVERNANCE

Voting Agreement regarding Directors

Four out of nine of our current directors were elected pursuant to a shareholders’ agreement, effective November 10, 2000, as amended. Pursuant to the shareholders’ agreement, we nominate and Novo Nordisk votes its shares in favor of two directors designated by Warburg, Pincus Equity Partners, L.P. and certain of its affiliates as long as Warburg, Pincus Equity Partners and these affiliates continue to hold at least 75% of the shares of our common stock issued to Warburg, Pincus Equity Partners and these affiliates upon conversion of our Series B preferred stock at the time of our initial public offering, or one director if Warburg, Pincus Equity Partners and these affiliates continue to hold at least 50% of these shares. Similarly, we nominate and Warburg, Pincus Equity Partners and certain of its affiliates will vote their shares in favor of two directors designated by Novo Nordisk as long as Novo Nordisk, together with its affiliates, continues to hold at least 75% of the total number of shares of common stock held as of November 10, 2000 together with those shares of common stock resulting from the conversion of our Series A preferred stock, or one director if Novo Nordisk continues to hold at least 50% of these shares. The current directors designated by Warburg, Pincus Equity Partners and its affiliates are Dr. Hirsh and Mr. Leff and the current directors designated by Novo Nordisk are Messrs. Nielsen and Sørensen. Both Messrs. Leff and Sørensen have been nominated for election as directors at this Annual Meeting pursuant to the shareholders’ agreement.

Information on Committees of the Board of Directors and Meetings

During the last fiscal year, there were six meetings of the Board of Directors. For a portion of three of the meetings of the Board the non-independent directors were excused, leaving the independent directors to meet alone. With the exception of Mr. Sørensen, each of our directors attended at least 75% of the Board meetings and the meetings of the committees on which he or she served. Other than Dr. Carter, who serves as our Chief Executive Officer, and Mr. Sørensen, all of our current directors are “independent” as such term is defined in the Nasdaq Marketplace Rules. Dr. Penhoet is our lead independent director. His duties include chairing executive sessions of the Board’s independent directors and discussing with the Chairman of the Board of Directors the functioning of the Board and agenda items for meetings of the Board.

The Board of Directors has a compensation committee, an audit committee and a nominating and corporate governance committee.

Compensation Committee.    The compensation committee is responsible for approving and evaluating policies regarding executive compensation programs and practices, including reviewing and approving the compensation of our executive officers, carrying out duties under our incentive compensation plans and other plans as may be assigned to the compensation committee by the Board of Directors and performing other duties specified in its written committee charter. As it deems appropriate, the compensation committee may retain independent counsel, accounting and other professionals to assist the committee and may form and delegate authority to subcommittees or designated members of the Board of Directors or ZymoGenetics officers. The committee charter is posted on our website at www.zymogenetics.com. The current members of the compensation committee are Edward E. Penhoet (chairman), James A. Harper, Jonathan S. Leff and Judith A. Hemberger. Each of the members of the compensation committee is independent in accordance with the Nasdaq Marketplace Rules. The compensation committee met five times during the last fiscal year. The role compensation consultants and management played in determining and recommending executive compensation is discussed in this Proxy Statement under the heading “Executive Compensation – Compensation Discussion and Analysis – Determining Executive Compensation.”

Audit Committee.    The audit committee selects and oversees our independent auditors, reviews the scope and results of audits, submits appropriate recommendations to the Board of Directors regarding audits, reviews our systems of internal control over financial reporting, reviews filings with the Commission and other public documents containing our financial statements, and performs other duties specified in its written committee charter, which is posted on our website at www.zymogenetics.com. The current members of the audit committee are Kurt Anker Nielsen (chairman), James A. Harper and David H. MacCallum, who are all independent in accordance with the applicable rules promulgated by the Commission and the Nasdaq Marketplace Rules. The audit committee met eight times during the last fiscal year.

Nominating and Corporate Governance Committee.    The nominating and corporate governance committee, following consultation with other members of the Board of Directors, makes recommendations to the full Board concerning the size and composition of the Board, evaluates the qualifications of prospective candidates to fill vacancies on the Board and makes recommendations as to particular nominees. The committee considers, in making its recommendations, candidates proposed by the Chief Executive Officer, and within the bounds of practicality or as required by law, by any other senior executive officer, any director or any shareholder of ZymoGenetics. In addition, the committee develops and recommends to the Board corporate governance principles and policies, including corporate governance guidelines, and monitors compliance with such principles and policies. The committee is also responsible for performing other related duties as set forth in its written charter, which is posted on our website at www.zymogenetics.com. The current members of the committee are Kurt Anker Nielsen (chairman), Jonathan S. Leff and David H. MacCallum, who are independent in accordance with the Nasdaq Marketplace Rules. The nominating and corporate governance committee met three times during the last fiscal year.

Shareholders may recommend Board of Director nominees to the nominating and corporate governance committee by contacting in writing the Secretary of ZymoGenetics at our executive offices and including the information required by section 3.3 of our bylaws in such communication. The criteria used by the nominating and corporate governance committee in recommending candidates to the full Board include: industry knowledge and experience, particularly in the context of the Board’s needs; judgment; skills; diversity; age; service on other boards; and independence.

It is our policy that the directors nominated for election at the Annual Meeting attend the Annual Meeting. A total of seven directors and nominee directors attended the 2007 Annual Meeting of Shareholders, including all of the nominees for election.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the compensation committee or board of directors of any entity that has an executive officer serving as a member of our compensation committee or Board of Directors.

Shareholder Communications with the Board of Directors

The Board of Directors provides a process for shareholders to send communications to the Board or any of the directors. Shareholders may send written communications to the Board or any individual director c/o the Secretary, ZymoGenetics, Inc., 1201 Eastlake Avenue East, Seattle, Washington 98102. All communications are compiled by the Secretary of ZymoGenetics and submitted to the Board or the individual directors on a periodic basis.

REPORT OF THE AUDIT COMMITTEE

Management has the primary responsibility for ZymoGenetics’ financial statements and the reporting process, including the systems of internal control over financial reporting. The audit committee monitors ZymoGenetics’ financial reporting processes and systems of internal control over financial reporting.

The current members of the audit committee are Kurt Anker Nielsen, James A. Harper and David H. MacCallum. All of the members of the audit committee are independent in accordance with applicable rules promulgated by the Commission and the Nasdaq Marketplace Rules. Each member is able to read and understand fundamental financial statements, including ZymoGenetics’ balance sheet, income statement and cash flow statement. The Board of Directors has determined that Mr. Nielsen is an “audit committee financial expert” as defined in Section 407(d)(5)(ii) of Regulation S-K promulgated by the Commission.

The Board of Directors has adopted a written audit committee charter, which is posted on the company’s website at www.zymogenetics.com. The audit committee has reviewed and discussed with ZymoGenetics’ management and independent auditors the audited financial statements for fiscal year 2007 and management’s assessment of internal control over financial reporting as of December 31, 2007. In addition, the audit committee has discussed with ZymoGenetics’ independent auditors the matters required to be discussed by SAS 61, as amended (Codification of Statements on Auditing Standards, AU Section 380). The audit committee also has received the written disclosures and the letter from ZymoGenetics’ independent auditors required by the Independence Standards Board Standard No. 1 and has discussed with the independent auditors the independent auditors’ independence. Based on the reviews and discussions referenced above, the audit committee recommended to ZymoGenetics’ Board that the audited financial statements for fiscal year 2007 be included in ZymoGenetics’ Annual Report on Form 10-K for fiscal year 2007.

Audit Committee

Kurt Anker Nielsen (chairman)

James A. Harper

David H. MacCallum

CERTAIN TRANSACTIONS

Transactions with Related Persons

Lars Rebien Sørensen, one of our directors, is President and Chief Executive Officer of Novo Nordisk A/S. Novo A/S is the controlling shareholder of Novo Nordisk A/S. Novo Nordisk A/S is the parent company of Novo Nordisk of North America, Inc., which is the parent company of Novo Nordisk, Inc. (formerly Novo Nordisk Pharmaceuticals, Inc.). Novo Nordisk Biotech Holdings, Inc. is a wholly owned subsidiary of Novo Nordisk, Inc. Novo Nordisk Biotech Holdings, Inc. and Novo A/S hold, in the aggregate, approximately 32% of our common stock.

The following agreements with Novo Nordisk entities were in place in the fiscal year ended December 31, 2007.

License, Collaborative and Data Sharing, and Manufacturing Agreements for IL-21.    On August 21, 2001, Novo Nordisk licensed the rights to interleukin-21 (IL-21) outside of North America from us and is obligated to make milestone payments based on the achievement of development milestones and royalties on sales of any resulting products. Novo Nordisk paid us a $3.5 million milestone payment related to this license agreement in 2007. Effective August 2005, the parties entered into an agreement to develop and execute a joint global clinical development plan for IL-21 to achieve regulatory approval of a common product in the companies’ respective territories. All activities falling under this development plan are intended to be performed separately but, if the parties agree, the development activity can be performed jointly. In the case of any agreed upon joint activities, cost sharing will be determined prior to beginning the development activity. Either party can terminate the agreement at any time. During 2007, joint development activities were insignificant. In January 2007, the parties entered into a manufacturing agreement whereby Novo Nordisk will supply IL-21 clinical materials to ZymoGenetics. ZymoGenetics can terminate the manufacturing agreement at any time. During 2007, costs incurred by ZymoGenetics for the supply of clinical materials by Novo Nordisk were $706,000. In connection with all agreements relating to IL-21, in the aggregate, Novo Nordisk paid us $4.2 million for the year ended December 31, 2007. In January 2008, Novo Nordisk announced that it is discontinuing its oncology research and development program and it intends to out-license its rights to IL-21. Novo Nordisk has also stated that it will continue ongoing development activities for IL-21 during discussions with potential partners.

IL-31 License Agreement.    Effective April 13, 2004, we entered into an agreement under which we granted to Novo Nordisk A/S an exclusive license outside North America to our patents and know-how related to interleukin-31 (IL-31). In connection with this agreement, we are eligible to receive milestone payments based on the achievement of development milestones and royalties on sales of any resulting products. Subsequently, under our strategic alliance with Merck Serono, we entered into a co-development and co-promotion agreement for products based on IL-31 within the United States and granted Merck Serono an exclusive license to IL-31 products in Mexico and Canada. In February 2006, we entered into a collaboration agreement with Merck Serono and Novo Nordisk to jointly develop an anti-IL-31 monoclonal antibody for clinical development. In December 2007, Novo Nordisk notified us and Merck Serono about its decision to terminate both its license and the collaboration agreements. The license agreement will be terminated effective June 2008 and the collaboration agreement will be terminated effective March 2008. In connection with the license agreement, Novo Nordisk A/S paid us $1.0 million in the year ended December 31, 2007.

IL-20 License Agreements.    Effective September 21, 2001, we entered into an agreement under which we granted to Novo Nordisk A/S an exclusive license outside of North America to our patents and know-how related to interleukin-20 (IL-20). In addition, effective as of January 1, 2004, we entered into a comparable agreement in North America. In connection with these agreements, we are eligible to receive milestone payments based on the achievement of development milestones and royalties on sales of any resulting products. In connection with this agreement, Novo Nordisk A/S paid us $1.0 million in the year ended December 31, 2007.

License Agreement for Undisclosed Protein.    Effective December 28, 2006, we entered into an agreement under which we granted to Novo Nordisk A/S an exclusive license outside of North America to our patents and know-how related to an undisclosed protein. In connection with this agreement, we are eligible to receive milestone payments based on the achievement of development milestones and royalties on sales of any resulting products. In connection with this agreement, Novo Nordisk A/S paid us $750,000 in the year ended December 31, 2007.

Recombinant Factor XIII License Agreement.    We entered into an agreement with Novo Nordisk A/S and Novo Nordisk Health Care AG, effective as of October 4, 2004 and as amended December 7, 2007, under which we have granted an exclusive worldwide license to our patents and know-how related to recombinant Factor XIII. We also transferred a significant body of information, experimental results, manufacturing methods and materials under this agreement. In connection with this agreement, Novo Nordisk A/S paid us $6.8 million in the year ended December 31, 2007. We are eligible to receive additional milestone payments under this agreement based on the achievement of development milestones and royalties on sales of any resulting products.

Human Glucagon/Analogues of Human Glucagon Agreement.    Effective as of September 28, 2000, we amended and restated an earlier agreement with Novo Industri A/S (a predecessor corporation to Novo Nordisk A/S) relating to human glucagon and analogues of human glucagon, granting Novo Industri A/S a license to substantially all of our rights to technology relating to human glucagon and analogues of human glucagon. Under this amended and restated agreement, we are entitled to royalties based on Novo Industri A/S’s aggregate net sales of products produced using this technology. In connection with this amended and restated agreement, we recorded royalty revenues of approximately $0.2 million for the year ended December 31, 2007.

Insulin Agreement.    We entered into an agreement with Novo Industri A/S, effective as of August 6, 1982, granting Novo Industri A/S a perpetual, exclusive, irrevocable, worldwide license to our technology relating to human insulin and human pro-insulin. Under this agreement, we earn milestone payments and royalties based on the manufacturing cost savings generated by Novo Industri A/S using the licensed technology. In connection with this agreement, we recorded royalty revenues of approximately $1.1 million for the year ended December 31, 2007.

Platelet-Derived Growth Factor Royalty Agreement.    Effective as of January 1, 2000, Novo Nordisk A/S assigned to us its rights to receive royalties under a license agreement relating to platelet-derived growth factor with Johnson & Johnson and Chiron Corporation, originally dated January 18, 1994. In connection with this agreement, we recorded royalty revenues of approximately $1.6 million for the year ended December 31, 2007.

Procedures Regarding Transactions with Related Persons

Our practice on transactions with related persons is to require the prior approval by our Board of Directors of any transaction or series of transactions in which we are a participant and any related person has a material interest. Related persons would include a member of our Board and executive officers and their immediate family members. It would also include persons controlling over five percent of our outstanding common stock. Currently, Novo Nordisk, Warburg, Pincus Equity Partners, L.P., Wellington Management Company, LLP, Ridgeback Capital Management, LLC and BB Biotech AG each own over five percent of our outstanding common stock.

Under our written policy on conflicts of interest, all our directors, executive officers and employees have a duty to report to the appropriate level of management potential conflicts of interests, including transactions with related persons.

Once a related person transaction has been identified, the Board will review all of the relevant facts and circumstances and approve or disapprove of the entry into the transaction. The Board will take into account, among other factors, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. If a transaction relates to a director, that director will not participate in the Board’s deliberations.

Our practice regarding transactions with related persons is evidenced by the minutes of meetings of the Board of Directors at which the transactions disclosed in this Proxy Statement under the heading “Transactions with Related Persons” were discussed and approved.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Commission. Officers, directors and greater-than-10% beneficial owners are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file.

We believe that during 2007, our officers, directors and greater-than-10% beneficial owners complied with all filing requirements required by Section 16(a) applicable to such persons. Our belief is based solely on our review of the copies of such forms we received, or written representations from certain reporting persons that no forms were required for those persons.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The aggregate fees and expenses billed for professional services rendered by PricewaterhouseCoopers LLP with respect to fiscal years 2007 and 2006 were as follows:

		2007	2006
(1)	Audit Fees	$373,425	$463,335
(2)	Audit-Related Fees (including work relating to SEC review of our Form 10-K, comment letters and our responses thereto and Form S-8 review)	$28,578	$3,600
(3)	Tax Fees	$—	$—
(4)	All Other Fees (for accounting research database renewal fee)	$2,005	$—

The audit committee has established a policy requiring its review and pre-approval of all audit services and permitted nonaudit services to be performed by our independent auditors. Pursuant to the policy the audit committee has, subject to certain financial limits, delegated pre-approval authority for permitted nonaudit services to the audit committee chairman and, subject to significantly lower financial limits, the chief financial officer. The audit committee chairman or chief financial officer are required to present an update regarding any permitted nonaudit services that they pre-approved at the next audit committee meeting. The audit committee may establish additional or other procedures for the approval of audit and nonaudit services to be performed by our independent auditors. All of the services provided by PricewaterhouseCoopers LLP in 2007 under items (1) through (4) in the above table were pre-approved by the audit committee.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Under the Commission’s proxy rules, shareholder proposals that meet certain conditions may be included in the Proxy Statement and Form of Proxy for a particular annual meeting. Shareholders that intend to present a proposal at the ZymoGenetics 2009 Annual Meeting of Shareholders must give notice of the proposal to ZymoGenetics no later than January 5, 2008 to be considered for inclusion in the Proxy Statement and Form of Proxy relating to that meeting. Shareholders that intend to present a proposal at the 2009 Annual Meeting that will not be included in the Proxy Statement and Form of Proxy must give notice of the proposal to ZymoGenetics not earlier than March 20, 2009 and not later than April 20, 2009. However, if the date of the 2009 Annual Meeting is earlier than May 19, 2009 or later than July 18, 2009, notice of a proposal must be received by ZymoGenetics by the later of the 90th day prior to the 2009 Annual Meeting or the tenth day following the day on which the notice of the date of the meeting was mailed or the day on which public announcement of such meeting was made. Pursuant to Rule 14a-4(c)(1) promulgated under the Exchange Act, the proxies designated by ZymoGenetics for the 2009 Annual Meeting will have discretionary authority to vote with respect to any such proposal that is determined to be untimely. In addition, our bylaws provide that any matter to be presented at the 2009 Annual Meeting must be proper business to be transacted at the Annual Meeting or a proper nomination to be decided on at the Annual Meeting and must have been properly brought before such a meeting pursuant to the bylaws. Receipt by ZymoGenetics of a proposal from a qualified shareholder in a timely manner will not guarantee its inclusion in the proxy materials or its presentation at the 2009 Annual Meeting because there are other relevant requirements in the Commission’s proxy rules.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matters for action at the 2008 Annual Meeting other than the matters specifically referred to in this Proxy Statement. If other matters properly come before the Annual Meeting, it is intended that the holders of the proxies will act with respect thereto in accordance with their best judgment.

Copies of the ZymoGenetics 2007 Annual Report to Shareholders are being mailed to shareholders, together with this Proxy Statement, Form of Proxy and Notice of Annual Meeting of Shareholders.

ZymoGenetics has adopted a code of ethics applicable to its Chief Executive Officer, chief financial officer and persons performing similar functions. A copy of the code of ethics is available on our website at www.zymogenetics.com.

In accordance with the rules recently adopted by the Commission, the Notice of Annual Meeting, Proxy Statement, Form of Proxy and 2007 Annual Report are available on the Internet at http://bnymellon.mobular.net/bnymellon/zgen.

Driving directions to our headquarters, where the Annual Meeting will be held, are as follows:

Heading Southbound on I-5:

Take the Roanoke Exit. At the light, turn right onto Roanoke. At the next light, turn left (South) onto Eastlake Avenue E. The corporate headquarters, located in the original Seattle Steam Plant, will be on your right, after passing through the intersection, at Fairview Avenue N.

Heading Northbound on I-5:

Continue on I-5, past the city center, and take the Mercer Street exit (exits on the left side of the freeway). When the ramp merges with Mercer, move to the far right lane as quickly as possible. Take a right at the first light. Stay in the farthest right hand lane and take a right at Fairview, which is the next light. Continue north for approximately four blocks and you will pass the corporate headquarters, located in the original Seattle Steam Plant, on your right. At the next light, turn right onto Eastlake Avenue E. where you’ll find the front entrance to the corporate headquarters.

Heading Westbound on 520:

Stay on 520 across Lake Washington, taking the I-5 Southbound lanes. Once on I-5 Southbound get into the farthest right hand lane. This is the #167, Mercer St. exit lane. Take this exit and stay in the right hand lane once you are off of the freeway. Take a right at the first light. Stay in the farthest right hand lane and take a right at Fairview, which is the next light. Continue north for approximately four blocks and you will pass the corporate headquarters, located in the original Seattle Steam Plant, on your right. At the next light, turn right onto Eastlake Avenue E. where you’ll find the front entrance to the corporate headquarters.

THE ANNUAL REPORT OF ZYMOGENETICS ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007 AS FILED WITH THE COMMISSION IS INCLUDED IN THE ZYMOGENETICS 2007 ANNUAL REPORT TO SHAREHOLDERS. COPIES OF THE ZYMOGENETICS 2007 ANNUAL REPORT TO SHAREHOLDERS MAY BE OBTAINED FREE OF CHARGE (EXCEPT FOR THE EXHIBITS FOR WHICH WE MAY CHARGE A REASONABLE FEE) ON WRITTEN REQUEST TO THE SECRETARY OF ZYMOGENETICS, 1201 EASTLAKE AVENUE EAST, SEATTLE, WASHINGTON 98102.

BY ORDER OF THE BOARD OF DIRECTORS,

Bruce L.A. Carter, Ph.D. Chief Executive Officer and Chairman of the Board

Seattle, Washington

May 5, 2008

PROXY ZYMOGENETICS, INC. This Proxy is solicited by the Board of Directors for the Annual Meeting of Shareholders – June 18,2008

The undersigned shareholder of ZymoGenetics, Inc., a Washington corporation (“ZymoGenetics”), hereby appoints Bruce L.A. Carter, Ph.D. and James A. Johnson and each of them as proxies, with full power of substitution, to represent and vote as designated all shares of common stock of ZymoGenetics held of record by the undersigned on April 11, 2008 at the Annual Meeting of Shareholders of ZymoGenetics to be held at the headquarters of ZymoGenetics, 1201 Eastlake Avenue East, Seattle, Washington 98102, at 8:00 a.m. on Wednesday, June 18, 2008, or any adjournment or postponement thereof, with authority to vote upon the matter listed on the other side of this proxy card and with discretionary authority as to any other matters that may properly come before the meeting.

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER IN THE SPACE PROVIDED. IF THIS PROXY IS EXECUTED BUT NO DIRECTION IS GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS FOLLOWS: (1) “FOR ALL NOMINEES”; (2) “FOR RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP” AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement. IMPORTANT–PLEASE DATE AND SIGN ON THE OTHER SIDE.
Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

The Board of Directors recommends a vote “FOR” all Nominees in Proposal 1 and “FOR” Proposal 2.	Mark Here for Address Change or Comments
PLEASE SEE REVERSE SIDE

						FOR appointment Pricewaterhouse Coopers LLP	WITHHOLD AUTHORITY to vote for appointment Pricewaterhouse Coopers LLP	ABSTAIN to vote for appointment of Pricewaterhouse Coopers LLP
(1)	ELECTION OF DIRECTORS Nominees:	FOR all Nominees	WITHHOLD AUTHORITY to vote for all Nominees
01.	Judith A. Hemberger, Ph.D. –Three-year term (expiring at the 2011 Annual Meeting of Shareholders)			(2)	APPOINTMENT OF PRICEWATERHOUSE- COOPERS LLP
02.	Jonathan S. Leff – Three-year term (expiring at the 2011 Annual Meeting of Shareholders)
03.	Lars Rebien Sørensen – Three-year term (expiring at the 2011 Annual Meeting of Shareholders)					MARK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING

FOR all nominees except as noted in the following space:						PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

Signature:                                              Signature:                                             Date:

Please sign exactly as your name appears hereon. If your shares are held by two or more persons, each person should sign. Attorneys, trustees, executors and other fiduciaries acting in a representative capacity should sign their names and give their titles. An authorized person should sign on behalf of corporations, partnerships, associations, etc., and give his or her title.

ÚFOLD AND DETACH HEREÚ

YOU CAN VIEW THE ANNUAL REPORT AND PROXY STATEMENT ON THE INTERNET AT: http://bnymellon.mobular.net/bnymellon/zgen